EXHIBIT 10.13

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THE EXHIBIT TO THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”). A COMPLETE VERSION OF THIS AGREEMENT AND EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

Thompson Creek Metals Company Inc.

26 W. Dry Creek, Suite 810

Littleton, Co.   80120

July 15, 2010

Royal Gold, Inc.

1660 Wynkoop St.

Denver, CO 80202

Re:                             Milligan Project Gold Streaming

Gentlemen:

This letter confirms our agreement regarding the terms and conditions under which Royal Gold, Inc. (“Royal Gold”) will purchase Refined Gold from Terrane Metals Corp. (“Terrane”) or an Affiliate of Thompson Creek who holds a direct interest in the Milligan Property (the “Milligan Sub”) pursuant to a form of Purchase and Sale Agreement between Royal Gold, a wholly owned subsidiary of Royal Gold to be identified after the date hereof (“Royal Gold Sub”), Milligan Sub and Thompson Creek Metals Company Inc. (“Thompson Creek”) that is attached hereto as Exhibit 1 (the “Gold Purchase Agreement”).  Each of Royal Gold and Thompson Creek are referred to herein as a “Party,” and collectively, the “Parties”.  All capitalized terms used in this letter not otherwise defined herein are defined in Exhibit 1.  Thompson Creek has agreed to acquire Terrane by means of an agreement to implement a Plan of Arrangement under law of British Columbia, Canada (the “Acquisition Agreement”) pursuant to which Thompson Creek will acquire all of the outstanding common stock of Terrane (the “Acquisition”).  Upon satisfaction of the conditions set forth in this letter agreement, the Parties hereby agree to enter into the Gold Purchase Agreement under which Royal Gold Sub will purchase, and Milligan Sub will sell, Refined Gold.

In consideration of the mutual promises, representations, warranties, covenants, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.                                       Gold Purchase Agreement.  At the Closing (as defined in Section 4), each of Royal Gold and Thompson Creek shall, and each shall cause Royal Gold Sub and Milligan Sub, respectively, to:

(a)                                  enter into the Gold Purchase Agreement substantially in the form attached as Exhibit 1 hereto; and

(b)                                 execute, deliver and perform the agreements, documents, acts and undertakings to be completed on or before the Effective Date pursuant to the Gold Purchase Agreement, including, without limitation: (i) payment of the Initial Deposit upon execution of the Gold Purchase Agreement, and (ii) execute and deliver any intercreditor agreements as may be required pursuant to Section 8.6(a) of the Gold Purchase Agreement.

2.                                       Representations and Warranties.

2.1                               Royal Gold.  Royal Gold, acknowledging that Thompson Creek is entering into this letter agreement in reliance thereon, hereby makes the representations and warranties set forth on Schedule 1 hereto, with respect to Royal Gold.

2.2                               Thompson Creek.  Thompson Creek, acknowledging that Royal Gold is entering into this letter agreement in reliance thereon, hereby makes the representations and warranties set forth on Schedule 2 hereto.

2.3                               Terrane.  Based on the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer on the date of this Agreement, Thompson Creek knows of no reason why it would need to qualify, or would not be able to deliver, the representations and warranties of Milligan Sub contained in Schedule A-1 of the Gold Purchase Agreement.

3.                                       Pre-Closing Covenants.

3.1                               Consummation of the Acquisition.  Subject to the terms and conditions of this letter agreement and the Acquisition Agreement, Thompson Creek will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, subject to Applicable Laws, promptly to consummate the Acquisition and related transactions contemplated by the Acquisition Agreement provided that nothing herein restricts the ability of Thompson Creek to rely on any and all conditions in its favor under the Acquisition Agreement in its sole discretion.  During the period commencing on the date hereof and ending on the Closing, Thompson Creek shall confer in good faith on a regular basis with Royal Gold regarding matters related to the Acquisition and the general status of Thompson Creek’s evaluation of the operations of Terrane, including the Milligan Project and the Milligan Properties and including prompt written notice of any change in the amount or form of consideration Thompson Creek proposes to pay in connection with the Acquisition.

3.2                               Access to Information.  Prior to the Closing, Royal Gold shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants) to make and continue such investigation of the properties, businesses and operations and books and records of Thompson Creek and Terrane.  Any such investigation and examination shall be conducted during regular business hours with reasonable cooperation among the parties.  No investigation pursuant to this Section 3.2 shall affect any representation or warranty in this letter agreement of any Party or any condition to the obligations of the Parties hereunder.

3.3                               Updates.  Prior to the Closing:

(a)                                  Prior to Closing, Thompson Creek shall promptly disclose its knowledge of the following to Royal Gold: (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which has caused or could reasonably be expected to result in Thompson Creek’s failure to satisfy any condition specified herein; (ii) any failure of Thompson Creek to comply with or satisfy in any material respect any covenant,

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condition or agreement to be complied with or satisfied prior to Closing by Thompson Creek hereunder; (iii) any fact, condition, occurrence or change, that, to the knowledge of Thompson Creek, has had or could reasonably be expected to have or result in a material adverse effect on the Milligan Project, Terrane or Thompson Creek; (iv) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby; and (v) any litigation, legal action, arbitration, proceeding, mediation, demand, claim or investigation (collectively, “Legal Proceedings”) commenced or, to the knowledge of Thompson Creek, threatened against, relating to or involving or otherwise affecting Thompson Creek or Terrane that relate to the consummation of the Acquisition or the transactions contemplated hereby.

(b)                                 Prior to Closing, Royal Gold shall promptly disclose its knowledge of the following to Thompson Creek: (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which has caused or could reasonably be expected to result in Royal Gold’s failure to satisfy any condition specified herein; (ii) any failure of Royal Gold to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied prior to Closing; (iii) any fact, condition, occurrence or change, that, to the knowledge of Royal Gold, has had or could reasonably be expected to have or result in a material adverse effect on Royal Gold. (iv) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby; and (v) any Legal Proceedings commenced or, to the knowledge of Royal Gold, threatened against, relating to or involving or otherwise affecting Royal Gold or Terrane that relate to the consummation of the Acquisition or the transactions contemplated hereby.

3.4                               Exclusivity.  Immediately after the execution of this letter agreement by Thompson Creek and Royal Gold and continuing through Closing or the earlier termination of this letter agreement:

(a)                                  Thompson Creek shall, and shall cause its Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any action that would constitute an Alternative Gold Financing Transaction and shall notify each such party that Thompson Creek and its Representatives no longer seek or request the making of any Alternative Gold Financing Transaction, and withdraws any consent theretofore given to the making of a Alternative Gold Financing Transaction.  Neither Thompson Creek nor its Representatives shall directly or indirectly, solicit, initiate or conduct any discussions or negotiations with, or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any Person or group of Persons regarding any Alternative Gold Financing Transaction.  Thompson Creek shall promptly (and in any event within two days) notify Royal Gold of the receipt by Thompson Creek or any of its Representatives of any inquiries, or proposals or requests for information concerning an Alternative Gold Financing Transaction and shall provide Royal Gold with a copy of all written materials relating to such inquiries, proposals or requests.  An “Alternative Gold Financing Transaction” means a transaction between Thompson Creek or any of its Affiliates and any Person (including Terrane and its affiliates), other than Royal Gold, relating to the purchase and sale of gold from any

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portion of the Milligan Property, including without limitation: (i) a gold royalty on production from the Milligan Property, (ii) an amount of gold based on production from any portion of the Milligan Property; or (iii) any participating interest in gold based on production from any portion of the Milligan Property (including granting any interest in a gold royalty stream), or any transaction having a similar economic effect, but excluding any (i) gold spot sales, (ii) gold forward sales or options or other gold sales or gold loans to a financial institution or bullion bank or (iii) internal transfers among Thompson Creek and its Affiliates,.  A “Person” includes an individual, corporation, body corporate, limited or general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, Governmental Authority or any other type of organization, whether or not a legal entity.  “Representatives” means, as to any Person, such Person’s affiliates and its or their directors, officers, employees, agents, advisors or other representatives (including, without limitation, financial advisors, financing sources, counsel and accountants); and

(b)                                 Royal Gold shall, and shall cause its Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any action that would constitute an Alternative Royal Gold Financing and shall notify each such party that Royal Gold and its Representatives no longer seek or request the making of any Alternative Royal Gold Financing and withdraws any consent theretofore given to the making of an Alternative Royal Gold Financing.  Neither Royal Gold nor its Representatives shall directly or indirectly, solicit, initiate or conduct any discussions or negotiations with, or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any Person or group of Persons regarding any Alternative Royal Gold Financing.  Royal Gold shall promptly (and in any event within two days) notify Thompson Creek of the receipt by Royal Gold or any of its Representatives of any inquiries, or proposals or requests for information concerning an Alternative Royal Gold Financing and shall provide Thompson Creek with a copy of all written materials relating to such inquiries, proposals or requests.  An “Alternative Royal Gold Financing” means a transaction between Royal Gold and its Affiliates and any Person (including Terrane and its Affiliates), other than Thompson Creek, relating to the purchase and sale of gold from any portion of the Milligan Property, including without limitation: (i) a gold royalty on production from the Milligan Property, (ii) an amount of gold based on production from any portion of the Milligan Property; or (iii) any participating interest in gold based on production from any portion of the Milligan Property (including granting any interest in a gold royalty stream), or any transaction having a similar economic effect, in each case related to an Alternative Terrane Transaction, but excluding any (i) gold spot sales, (ii) gold forward sales or options or other gold sales or gold loans to a financial institution or bullion bank, (iii) internal transfers among Vendor and its Affiliates,.  An “Alternative Terrane Transaction” means any of the following transactions between Terrane or any of its Affiliates and any Person, other than Thompson Creek and its Affiliates: (i) the acquisition or purchase of any capital stock or other voting security, any security convertible into or exercisable or exchangeable for any capital stock or other voting security of Terrane or any of its subsidiaries or all or a substantial portion of the assets of Terrane or any of its

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subsidiaries, including without limitation any interest in a gold royalty stream; (ii) a merger, recapitalization, reorganization, joint venture or other business combination involving Terrane or any of its subsidiaries; or (iii) any other extraordinary business transaction involving or otherwise relating to Terrane or any of its subsidiaries.

3.5                               Expenses of Royal Gold. In the event Thompson Creek receives any topping fee, break fee or expense reimbursement or similar payment from Terrane or its Affiliates in connection with the Acquisition Agreement or its termination, Thompson Creek shall reimburse Royal Gold for all of its expenses incurred in connection with the transactions contemplated by this letter agreement, including internal expenses related to Royal Gold staff and expenses related to external advisors, consultants, and counsel, to an aggregate maximum of US$1 million.

3.6                               Distribution of Initial Deposit.  Prior to Closing, the Parties agree to use good faith efforts to establish a procedure for payment of the Initial Deposit at the Closing that facilitates the timely distribution of those funds in support of the obligations of Thompson Creek under the Acquisition, provided that such procedures do not impose any loss of interest or imposition of any expenses upon a Party hereto apart from nominal administrative expenses.

4.                                       Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall occur at 1900 — 355 Burrard Street, Vancouver, British Columbia on the same date and time as the closing of the Acquisition pursuant to the Acquisition Agreement, provided that (i) Thompson Creek agrees to provide no less than 48 hours advance written notice to Royal Gold of such closing date, and (ii) all conditions to the obligations of Royal Gold and Thompson Creek hereunder are satisfied or waived in writing by the Party benefitting from such conditions.

4.1                               Mutual Conditions.  The respective obligations of each Party to consummate the transactions contemplated by this letter agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)                                  There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as herein provided.

(b)                                 All material Approvals of a Governmental Authority required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition.

4.2                               Conditions to the Obligations of Royal Gold.  The obligations of Royal Gold to consummate the transactions contemplated by this letter agreement are subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a)                                  The representations and warranties of Thompson Creek contained herein, that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case when made and on and as of the Closing as though made on

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and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of the specified date).

(b)                                 Thompson Creek shall have performed or complied with, in all material respects, all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)                                  No fact, event, occurrence or circumstance shall have occurred that, individually or in aggregate, with or without the passage of time, has had or is reasonably likely to result in a material adverse effect on Thompson Creek that would materially impair or prevent Thompson Creek’s ability to close the Acquisition or develop the Milligan Project or a material adverse effect on the Milligan Project (in each case without regard to effects from changes in metal prices or industry wide events that do not have a disproportionate effect).

(d)                                 Thompson Creek shall have consummated, or shall simultaneously with the execution of the Gold Purchase Agreement consummate, the Acquisition of Terrane pursuant to the terms of Acquisition Agreement.

4.3                               Conditions to the Obligations of Thompson Creek.  The obligations of Thompson Creek to consummate the transactions contemplated by this Agreement are subject to the fulfillment of the following conditions:

(a)                                  The representations and warranties of Royal Gold contained herein, that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case when made and on and as of the Closing as though made on and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of the specified date).

(b)                                 Royal Gold shall have performed or complied with, in all material respects, all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)                                  No fact, event, occurrence or circumstance shall have occurred that, individually or in aggregate, with or without the passage of time, has had or is reasonably likely to result in a material adverse effect on Royal Gold (without regard to effects from changes in metal prices or industry wide events that do not have a disproportionate effect).

(d)                                 On or before the Closing, Royal Gold shall have executed intercreditor agreements, in form and substance satisfactory to the parties thereto, with (i) Wells Fargo Capital Finance, or such other lender or lenders satisfactory to Thompson Creek, in regard to an asset backed corporate credit facility to be secured against, among other things, inventory and receivables; and (ii) any project finance lender or lenders as reasonably requested by Thompson Creek.  The intercreditor agreements will be consistent with the terms of section 8.6 of the Gold Purchase Agreement

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5.                                       Termination.

5.1                               Right to Terminate Prior to Closing of the Acquisition Transaction.  This letter agreement and the transactions contemplated hereby may be terminated at any time prior to the closing of the Acquisition:

(a)                                  by the mutual written consent of Thompson Creek and Royal Gold;

(b)                                 by either Thompson Creek or Royal Gold, by written notice delivered to the other Party, if any Governmental Authority shall have issued an order or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated hereby; provided, however, the Party seeking to terminate this letter agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;

(c)                                  by either Thompson Creek or Royal Gold, by written notice delivered to the other Party, if the closing of the Acquisition shall not have occurred prior to December 31, 2010, or such later date mutually agreed upon in writing by the Parties (the “Outside Termination Date”); provided, however, the right to terminate this letter agreement under this Section 5.1(c) shall not be available to any Party whose failure to fulfill any obligation under this letter agreement has been the cause of, or resulted in, the failure of the closing of the Acquisition to occur on or before the Outside Termination Date;

(d)                                 without further action by Thompson Creek or Royal Gold, effective as of the date, if any, on which the Acquisition Agreement is terminated without the consummation of the Acquisition or Thompson Creek’s offer to Terrane’s shareholders contemplated thereby is withdrawn or abandoned; provided, that Thompson Creek shall promptly notify Royal Gold in writing of such event;

(e)                                  without further action by Thompson Creek or Royal Gold, effective as of the date, if any, on which the shareholders of Terrane decline to approve the Acquisition; provided, that Thompson Creek shall promptly notify Royal Gold in writing of such event;

(f)                                    without further action by Thompson Creek or Royal Gold, effective as of the date, if any, on which Thompson Creek or Terrane publicly announce that the Acquisition will not be proceeding, provided, that Thompson Creek shall promptly notify Royal Gold in writing of such event;

(g)                                 by Royal Gold, by written notice to Thompson Creek, if

(i)                                     there has been a breach of any representation, warranty, covenant or agreement of Thompson Creek contained in this letter agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 4.2 on any date prior to the closing of the Acquisition (it being understood that, for purposes of this Section 5.1(g), such date prior to the closing of the Acquisition shall be substituted for the closing of the Acquisition

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in determining whether the conditions contained in Section 5.1(g) have been satisfied) and (ii) such breach cannot be or has not been cured within 30 days after written notice is provided to Thompson Creek of such breach (it being understood that Royal Gold may not terminate this Agreement pursuant to this Section 5.1(g) if such breach by Thompson Creek is so cured within such 30-day period); provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured;

(ii)                                  there has been any event, change, occurrence or circumstance (other than one caused by Royal Gold) that renders the conditions set forth in Section 4.2 incapable of being satisfied by the Outside Termination Date;

(iii)                               Thompson Creek materially increases the cash portion of its July 9, 2010 offer to Terrane for the purchase of the shares of Terrane pursuant to the Acquisition and, promptly following notification by Thompson Creek to Royal Gold of such increase, Thompson Creek is not able to demonstrate to the satisfaction of Royal Gold, acting reasonably, that Thompson Creek has or has access to the financial resources necessary to complete the Development in accordance with the Development Program.

(h)                                 by Thompson Creek, by written notice to Royal Gold, if

(i)                                     there has been a breach of any representation, warranty, covenant or agreement of Royal Gold contained in this letter agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 4.3 on any date prior to the closing of the Acquisition (it being understood that, for purposes of this Section 5.1(h), such date prior to the closing of the Acquisition shall be substituted for the Closing in determining whether the conditions contained in Section 5.1(h) have been satisfied) and (ii) such breach cannot be or has not been cured within 30 days after written notice is provided to Royal Gold of such breach (it being understood that Thompson Creek may not terminate this Agreement pursuant to this Section 5.1(h) if such breach by Royal Gold is so cured within such 30-day period); provided, however, that no such cure period shall be available or applicable to any such breach or event which by its nature cannot be cured; or

(ii)                                  there has been any event, change, occurrence or circumstance (other than one caused by Thompson Creek) that renders the conditions set forth in Section 4.3 incapable of being satisfied by the Outside Termination Date.

5.2                               Effect of Termination and Abandonment Prior to Closing of the Acquisition.  In the event of termination of this letter agreement and the abandonment of the transactions contemplated hereby pursuant to Section 5.1 hereof, this letter agreement shall become void and of no effect with no liability on the part of any Party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any Party hereto of any liability or damages

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resulting from (i) any willful breach of any representations or warranties contained in this letter agreement; (ii) any breach of any covenant or agreement contained in this letter agreement; or (iii) instances of fraud, and provided further, this Section 5.2 and the provisions of Section 6 shall survive any such termination and shall remain in effect.

6.                                       Miscellaneous.

6.1                               Entire Agreement; Amendment.

(a)                                  This letter agreement and the Mutual Non-Disclosure Agreement between Thompson Creek and Royal Gold effective as of June 1, 2010 together constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)                                 This letter agreement may not be changed, amended, supplemented, or otherwise modified except pursuant to an instrument in writing signed by each of the Parties.  No course of dealing between or among any Persons having any interest in this letter agreement shall be deemed effective to modify or amend any part of this letter agreement or any rights or obligations of any Person under or by reason of this letter agreement.

6.2                               Notices.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed effectively given only when personally delivered, when received by facsimile, other electronic means or overnight delivery via a reputable courier service, in each case, addressed as set forth in the Notice provision of Exhibit 1.

6.3                               Governing Law.  The Parties agree that this letter agreement shall be governed by and construed in accordance with the laws of Colorado, excluding any rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction.

6.4                               Parties in Interest.  This letter agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this letter agreement.

6.5                               Time of Essence.  Time is of the essence in the performance of this letter agreement.

6.6                               Assignment.  Prior to the Closing, no Party may assign this letter agreement, nor any of the rights, interests or obligations hereunder, by operation of law (including, but not limited to, by merger or consolidation) or otherwise, without the prior written consent of the other Party hereto; provided, however, that either Party shall have the right, without the consent of the other Party to assign all or any portion of its rights, duties and obligations under this letter agreement to any of its direct or indirect subsidiaries; provided, that no such

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assignment shall relieve the assigning Party of its obligations hereunder.  Any assignment in violation of the preceding sentence shall be void.

6.7                               Right to Specific Performance.  Without limiting or waiving in any respect any rights or remedies of the Parties under this letter agreement now or hereafter existing at law, in equity or by statute, either Party may be entitled to specific performance of the obligations to be performed by the other Party hereto in accordance with the provisions of this letter agreement.

[Remainder of page left intentionally blank]

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If the foregoing conforms to your understanding of our agreement, please countersign this letter agreement in the space provided below.

Sincerely,

Thompson Creek Metals Company Inc.

		By:	/s/ Kevin Loughrey
		Date:	July 15, 2010
		Title:	Chief Executive Officer

Accepted and Agreed:

Royal Gold, Inc.

By:	/s/ Tony Jensen
Date:	July 15, 2010
Title:	President and Chief Executive Officer

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Exhibit 1 — Form of Gold Purchase Agreement

PURCHASE AND SALE AGREEMENT

BY AND AMONG

[TERRANE METALS CORP.(1)],

[RG NEWCO.],

solely in respect of Article 10 and Sections 11.4 and 17.15 hereof,

ROYAL GOLD, INC.

and, solely in respect of Article 10 and Sections 3.5, 11.2 and 17.14 hereof,

THOMPSON CREEK METALS COMPANY INC.

DATED:  •, 2010

(1)           Corporate party holding title to Milligan Property may be reorganized.

TABLE OF CONTENTS

Article 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Certain Rules of Interpretation	12

Article 2 PURCHASE AND SALE		13
2.1	Purchase and Sale of Refined Gold	13
2.2	Delivery Obligations	13
2.3	Statements	15
2.4	Gold Purchase Price	15
2.5	Payment	16
2.6	Sales Tax	16

Article 3 DEPOSIT		16
3.1	Payment Deposit	16
3.2	Initial Deposit	16
3.3	Scheduled Deposits	16
3.4	No Interest	16
3.5	Use of Payment Deposit	17
3.6	Deposit Record	17
3.7	Deposit at Expiry of Initial Term	17

Article 4 DELIVERIES		17
4.1	Deliveries of Vendor	17
4.2	Deliveries of Purchaser	18

Article 5 PAYMENT OF SCHEDULED DEPOSITS		19
5.1	Achievement of Deposit Events	19
5.2	Payment of Scheduled Deposits	19
5.3	Closing Conditions for Payment of Scheduled Deposits	20

Article 6 TERM		21
6.1	Term	21

Article 7 REPORTING; BOOKS AND RECORDS; INSPECTIONS		21
7.1	Monthly Reporting	21
7.2	Annual Reporting	21
7.3	Additional Reporting Requirements	21
7.4	Books and Records	22
7.5	Inspections	22

Article 8 COVENANTS		23
8.1	Conduct of Operations	23
8.2	Preservation of Corporate Existence	24
8.3	Processing/Commingling	24
8.4	Mineral Offtake Agreements	24
8.5	Insurance	25
8.6	Permitted Debt Financings and Permitted Encumbrances	25
8.7	Confidentiality	26
8.8	Compliance with Law	28

8.9	Unprocessed Ore	28

Article 9 RIGHT OF FIRST OFFER		28
9.1	Right of First Offer on Gold Interest	28

Article 10 TRANSFERS AND ASSIGNMENTS		30
10.1	Transfers of the Milligan Project	30
10.2	Exceptions Based on Intercreditor Agreements	30
10.3	Assignment	30

Article 11 REPRESENTATIONS AND WARRANTIES		32
11.1	Representations and Warranties of Vendor	32
11.2	Representations and Warranties of Thompson Creek	32
11.3	Representations and Warranties of the Purchaser	32
11.4	Representations and Warranties of Royal Gold	32
11.5	Survival of Representations and Warranties	32
11.6	Knowledge	33

Article 12 VENDOR EVENTS OF DEFAULT		33
12.1	Vendor Events of Default	33
12.2	Remedies	33

Article 13 PURCHASER EVENTS OF DEFAULT		34
13.1	Purchaser Events of Default	34
13.2	Remedies	34

Article 14 INDEMNITIES		35
14.1	Indemnity of Purchaser	35
14.2	Indemnity of Vendor	35
14.3	Limitations on Indemnification	35

Article 15 INDEPENDENT ENGINEER; ADDITIONAL PAYMENT TERMS; DISPUTES		36
15.1	Independent Engineer	36
15.2	Payments	37
15.3	Overdue Payments and Set-Off	37
15.4	Statement Disputes	37
15.5	Disputes and Arbitration	39

Article 16 TAXES		39
16.1	Taxes	39

Article 17 GENERAL		39
17.1	Further Assurances	39
17.2	Survival	40
17.3	No Joint Venture	40
17.4	Governing Law	40
17.5	Notices	40
17.6	[Reserved]	42
17.7	Amendments	42
17.8	Beneficiaries	42
17.9	Contests	42
17.10	Entire Agreement	42

ii

17.11	Waivers	42
17.12	Severability	43
17.13	Counterparts	43
17.14	Thompson Creek Guarantee	43
17.15	Royal Gold Guarantee	43

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THIS PURCHASE AND SALE AGREEMENT dated as of •, 2010.

BY AND AMONG:

[RG NEWCO]., a •

(the “Purchaser”),

- and-

TERRANE METALS CORP.(2), a corporation incorporated under the laws of British Columbia

(the “Vendor”)

-and, solely in respect of Article 10 and Sections 11.4 and 17.15 hereof

ROYAL GOLD, INC., a corporation incorporated under the laws of the State of Delaware

(“Royal Gold”)

- and, solely in respect of Article 10 and Sections 3.5, 11.2 and 17.14 hereof

THOMPSON CREEK METALS COMPANY INC., a corporation incorporated under the laws of British Columbia

(“Thompson Creek”)

WITNESSES THAT:

WHEREAS Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from Vendor, an amount of Refined Gold equal to the Designated Percentage of Produced Gold, subject to and in accordance with the terms and conditions of this Agreement;

AND WHEREAS Vendor is the owner of a 100% interest in and to the Milligan Property;

AND WHEREAS capitalized terms when used in these recitals shall have the respective meanings set forth in Section 1.1.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

(2)           See Footnote 1.

Article 1
INTERPRETATION

1.1                               Definitions

In this Agreement, including in the recitals and schedules hereto:

“Acquisition” means the acquisition of all of the outstanding securities of Terrane Metals Corporation and its interest in the Milligan Project by Thompson Creek pursuant to the terms of an Arrangement Agreement dated July 15, 2010.

“Additional Term” has the meaning set out in Section 6.1(a).

“Affiliate” means, in relation to any person or entity, any other person or entity controlling, controlled by or under common control with such first mentioned person or entity.

“Agreement” means this purchase and sale agreement and all attached schedules, in each case as the same may be supplemented, amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Applicable Laws” means any international, federal, state, provincial, or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a person or any of its properties, assets, business or operations.

“Approvals” means all authorizations, clearances, consents, orders and other approvals required to be obtained from any person, including any Governmental Authority or stock exchange, in connection with the completion of the transactions contemplated by this Agreement.

“Arbitration Rules” means the rules established pursuant to the International Commercial Arbitration Act (British Columbia).

“Assignee” has the meaning set forth in Section 10.1(a).

“Assignment” has the meaning set forth in Section 10.1.

“Assignor” has the meaning set forth in Section 10.1.

“Auditor” means a national Canadian accounting firm, as supported in the discretion of such accounting firm by a nationally recognized minerals engineering firm, that is independent of the Parties and their respective Affiliates, and that has experience and expertise in determining the quantity of gold mined, produced, extracted or otherwise recovered from mining projects.

“Auditor’s Report” has the meaning set out in Section 15.4(a)(ii).

“Business Day” means any day other than a Saturday or Sunday or a day that (i) is a statutory holiday under the laws of the Province of British Columbia, or (ii) national banking institutions in New York and Colorado are closed to the public for conducting business.

“Commingling Plan” has the meaning set out in Section 8.3.

“Confidential Information” has the meaning set out in Section 8.7(a).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Thompson Creek and Purchaser effective as of June 1, 2010.

“control” means the right, directly or indirectly, to direct or cause the direction of the management of the business or affairs of a person, whether by ownership of securities, by contract or otherwise; and “controls”, “controlling”, “controlled by” and “under common control with” have corresponding meanings.

“Corporate Financing” means one or more secured corporate credit facility(ies) in favour of Vendor or any of its Affiliates, or pursuant to which the Vendor would be a guarantor, that is secured partially or wholly against the Milligan Project and to which proceeds thereof may or may not be used for the purpose of financing all or a portion of the Project Costs of Development but does not include any unsecured financing or secured financing of the Vendor or any of its Affiliates that is not secured against the Milligan Project.

“Corporate Lenders” means the lenders and their agents and trustees under any Corporate Financing.

“Corporate Lender Security” means Encumbrances (including Permitted Encumbrances) in favour of any Corporate Lenders (or agent or trustee on their behalf) as security for the payment and performance, when due, of the obligations of Vendor or any of its Affiliates under any Corporate Financing.

“CSA” has the meaning set out in Section 8.7(a)(ii).

“Date of Delivery” has the meaning set out in Section 2.2(c).

“Default Deposit Reduction Date” means the date on which the Deposit Record would have been reduced to nil assuming for all purposes that no Purchaser Event of Default set forth in Section 13.1(a) or 13.1(b) occurred or continued.

“Definitive Agreement” has the meaning set out in Section 9.1(b).

“Delivery” means, in respect of a delivery of Refined Gold, either the crediting of units of gold into a metal account or, if the Vendor elects to deliver physical gold pursuant to Section 2.2(e), the physical delivery of Refined Gold to a metal account and “Delivered” means that such Refined Gold has been so credited or physically delivered.

“Deposit Event” has the meaning set out in Section 5.1.

“Deposit Record” has the meaning set out in Section 3.6.

“Deposit Record Report” has the meaning set out in Section 7.3(d).

“Deposit Reduction Time” means the time at which the Deposit Record is reduced to nil.

“Deposit Suspension Event” means an event that is reasonably beyond the control of the Vendor and its Affiliates that prevents the Vendor and its Affiliates from continuing to advance the Development Program, including (i) acts of God, earthquake, cyclone, fire, explosion, flood, landslide, lightening storm, tempest, drought or meteor, (ii) war (declared or undeclared), invasion, act of foreign enemy, hostilities between nations, civil insurrection or military usurper power, (iii) revolution or act of public enemy, sabotage, malicious damage, terrorism, insurrection or civil unrest, (iv) confiscation, nationalisation, requisition, expropriation, embargo, restraint or damage to property by or under the order of any Governmental Authority, (v) shortages or inability to obtain fuel, water, electric power, raw materials, supplies or equipment (vi) transportation difficulties or handling or loading difficulties at any port or storage facility, (vii) epidemic or quarantine restrictions, or (viii) an event having the effect of damaging any part of the Milligan Project, (ix) strikes, blockades, lock out or other labor dispute, or (vii) blockades by First Nations groups that substantially prevent or inhibit ingress or egress to the Milligan Project.

“Designated Percentage of Produced Gold” means, without duplication (i) 25% “***” times the number of ounces of Produced Gold in the form of concentrate in respect of which the Vendor or any of its Affiliates receives a Gold Payment, (ii) 25% “***” times the number of ounces of Produced Gold in the form of doré in respect of which the Vendor or any of its Affiliates receives a Gold Payment, or (iii) 25% times any Gold Payment received by Vendor or any of its Affiliates, in respect of Produced Gold that is not in the form of concentrate or doré.

“Development” means all activities, operations and work performed for the purpose of or in connection with construction of the Milligan Facilities through to the point of mechanical completion of relevant processing facilities as determined in accordance with the principle Engineering Procurement Construction Management contract (or equivalent contract) governing the construction of the Milligan Facilities, and including (i) acquisitions of mineral rights, Surface Rights, water rights, Permits and other interests necessary for the conduct of construction and operation of the Milligan Project, (ii) pre-production stripping and development for the commencement of open pit mining operations, and (iii) activities undertaken to comply with any legal requirements arising out of or related to any of the foregoing, all in material accordance with the Milligan Report as it may be amended from time to time.

“Development Program” means the detailed monthly budget and schedule outlining the Development in accordance with the mine plan set forth in the Milligan Report and otherwise prepared in accordance with Schedule D, including an estimate of Project Costs and showing, without limitation, the material construction, mine development, equipment acquisitions and Permits to bring the Milligan Project or any part thereof into commercial production, as amended from time to time.

“Dispute Notice” has the meaning set out in Section 15.4(a)(i).

“Dispute Period” has the meaning set out in Section 15.4(a)(i).

“Effective Date” means the date of this Agreement.

“Encumbrances” means any and all mortgages, charges, assignments, hypothecs, pledges, security interests, liens and other encumbrances and adverse claims of every nature and kind securing any obligation of any person, whether registered or unregistered.

“Environmental Laws” mean Applicable Laws relating to pollution or protection of the environment, including, without limitation, Applicable Laws relating to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to the Milligan Project, the other assets owned, controlled or managed by the Vendor which are used on or in connection with the or the Milligan Project or to the activities of the Vendor on or in connection with the Milligan Project.

“Event of Force Majeure” means an event that is reasonably beyond the control of a Party and its Affiliates, including (i) acts of God, earthquake, cyclone, fire, explosion, flood, landslide, lightening storm, tempest, drought or meteor, (ii) war (declared or undeclared), invasion, act of foreign enemy, hostilities between nations, civil insurrection or military usurper power, (iii) revolution or act of public enemy, sabotage, malicious damage, terrorism, insurrection or civil unrest, (iv) confiscation, nationalisation, requisition, expropriation, embargo, restraint or damage to property by or under the order of any Governmental Authority, (v) epidemic or quarantine restrictions, or (vi) strikes, blockades, lock out or other labor dispute, or (vii) blockades by First Nations groups that substantially prevent or inhibit ingress or egress to the Milligan Project.

“Fixed Price” means (i) with respect to the first 550,000 aggregate ounces of Refined Gold sold by the Vendor to the Purchaser hereunder, US$400 per ounce, and (ii) with respect to each ounce of Refined Gold sold by the Vendor to the Purchaser hereunder in excess of 550,000 aggregate ounces, US$450 per ounce.

“Gold Payment” means (i) with respect to Minerals purchased by an Offtaker from the Vendor or any of its Affiliates, the receipt by the Vendor or any of its Affiliates of payment, whether provisional or final, or other consideration from the Offtaker in respect of any Produced Gold, including amounts received in respect of warehouse holding certificates, and (ii) with respect to Minerals refined, smelted or otherwise beneficiated by an Offtaker on behalf of the Vendor or any of its Affiliates, the receipt by the Vendor or any of its Affiliates of Refined Gold, whether provisional or final settlement, in accordance with the applicable Mineral Offtake Agreement.

“Gold Purchase Price” has the meaning set out in Section 2.4.

“Governmental Authority” means any federal, provincial or local government, agency, department, ministry, authority, tribunal, commission, official, court or securities commission.  For the avoidance of doubt, Governmental Authority shall not be deemed to include First Nations.

“Independent Engineer” has the meaning set out in Section 15.1.

“Initial Term” has the meaning set out in Section 6.1(a).

“Insolvency Event” means the making of an assignment for the benefit of creditors by a Party or a Party becoming the voluntary or involuntary subject of any proceedings under any bankruptcy or insolvency law, which proceedings remain undischarged for a period of 30 days, or if a receiver or receiver/manager is appointed for all or any substantial part of the property and business of a Party and such receiver or receiver/manager remains undischarged for a period of 30 days, or if the corporate existence of a Party is terminated by voluntary or involuntary dissolution or winding-up (other than by way of amalgamation or reorganization).

“Lenders” means the lenders and their agents and trustees under any Vendor Financing.

“LIBO Rate” means for any calendar month the British Bankers’ Association Interest Settlement Rate for US Dollars for an interest period of three months displayed and identified on the Reuters Screen LIBOR 01 Page at approximately 10:00 am (Toronto time) on the first Business Day of that month, provided however, if such rate does not appear on the Reuters Screen LIBOR 01 Page at that time, then the “LIBO Rate” for that calendar month shall be the six month LIBO Rate (determined as at 10:00 am (Toronto time) on such Business Day) as quoted to the Purchaser by a major UK bank.

“Losses” has the meaning set out in Section 0.

“Lot” means the applicable quantity of Minerals delivered to and accepted by an Offtaker, that is separately sampled and assayed so that Vendor and the applicable Offtaker can agree upon the content of some or all of the relevant Minerals therein, all as set forth in the applicable Mineral Offtake Agreement.

“Lot Provisional Percentage” means for Lots in which a provisional payment pursuant to Section 2.2(a)(ii) is applicable, “***”.

“Material Adverse Effect” means any event, occurrence, change or effect that, when taken individually or together with all other events, occurrences, changes or effects, is or could reasonably be expected to:

(a)                                  materially limit, restrict or impair the ability of Vendor to perform its obligations under this Agreement;

(b)                                 limit, restrict or impair the ability of Vendor to operate the Milligan Project substantially in accordance with the mine plan for the Milligan Project in effect at the time of the occurrence of the Material Adverse Effect; or

(c)                                  cause any significant decrease to expected gold production from the Milligan Project based on the mine plan for the Milligan Project in effect at the time of the occurrence of the Material Adverse Effect.

“Milligan Facilities” means the mining, processing, production, maintenance, administration, infrastructure and related ancillary infrastructure constructed or operated by the Vendor and its Affiliates to extract and beneficiate Minerals on the Milligan Property.

“Milligan Gold Right” has the meaning set forth in Section 9.1.

“Milligan Project” means collectively, the Milligan Property and the Milligan Facilities.

“Milligan Property” means the Mineral Claims and the Mining Lease listed in Schedule B attached hereto, and includes any extension, renewal, replacement, conversion or substitution of any such Mineral Claims into a Mining Lease, Surface Rights or other right or concession or after acquired or resulting Mining Lease, Mineral Claims, Surface Rights and other rights or concessions, including any re-acquired after abandonment or other disposition, but in every case without extending the area covered by the Milligan Property past the area covered by the Mineral Claims and the Mining Lease listed in Schedule B.

“Milligan Report” means the Technical Report pursuant to National Instrument 43-101 of the CSA of Terrane Metals Corp. dated October 13, 2009, entitled “Technical Report — Feasibility Update Mt. Milligan Property — Northern BC” or such other technical report under National Instrument 43-101 as Thompson Creek may prepare from time to time regarding the Milligan Project that establishes a mine plan for initial commercial production of Minerals from the Milligan Property, provided that such mine plan does not establish production at a materially lower volume or materially extend the Development schedule compared to that contemplated in the Milligan Report on the Effective Date.

“Mineral Claim” means a mineral claim issued under the Mineral Tenure Act (British Columbia) or any successor statute thereto or by any Governmental Authority.

“Mineral Offtake Agreement” means any agreement entered into by Vendor or any of its Affiliates with an Offtaker (i) for the sale of Minerals to such Offtaker, or (ii) for the smelting, refining or other beneficiation of Minerals by such Offtaker for the benefit of the Vendor or any of its Affiliates, and all amendments or addendums thereto.

“Minerals” means any and all marketable metal bearing material (including Produced Gold) in whatever form or state that is mined, produced, extracted or otherwise recovered from the Milligan Property, including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Milligan Property, and including ore and any other products requiring further milling, processing, smelting, refining or other beneficiation, including concentrates or doré bars.

“Mining Lease” means a mining lease issued under the Mineral Tenure Act (British Columbia) or any successor statute thereto or by any Governmental Authority.

“Monthly Construction Report” means a written report in relation to a calendar month with respect to the Milligan Project prepared by the engineering, procurement and construction management contractor and any other internally-prepared monthly report covering aspects of the Development Program but not included in the engineering, procurement and construction management report, together with such other materials and information as the Purchaser reasonably may request, which may include a summary of any (A) material health and safety violations, (B) material violations of Applicable Law (including Environmental Laws), (C) blockades or other disputes or disturbances with First Nations groups, and (D) a summary of the status of Permits and Permit applications, to be prepared by or on behalf of the Vendor for each month while the Milligan Project is under Development.

“Monthly Report” means a written report in relation to a calendar month prepared by the Vendor or its Affiliates with respect to the Milligan Project, together with such other materials and information as the Purchaser reasonably may request, which may include:

(i)            a summary of the types, tonnes or tons and gold grade of ore mined;

(ii)           types, tonnes or tons and gold grade of any ore stockpiled;

(iii)          with respect to any processing plant of the Milligan Facilities, the types, tonnes or tons and gold grade of processed ore; recoveries for gold; dry concentrate tonnage or tonage and gold grades; and doré weight and gold grade;

(iv)          the number of ounces of gold contained in ore processed during such month, but not delivered to an Offtaker by the end of such month; and

(v)           such other matters as the Purchaser may reasonable request, which may include a summary of any (A) exploration programs, (B) operational issues, (C) material health and safety violations, (D) material violations of Applicable Law (including Environmental Laws), (E) blockades or other disputes or disturbances with First Nations groups, and (F) a summary of the status of Permits and Permit applications.

“Negotiation Period” has the meaning set out in Section 9.1(b).

“Offtaker” means any person other than the Vendor or any of its Affiliates that is a counterparty to a Mineral Offtake Agreement or an Affiliate of the Vendor who contracts with the Vendor on arm’s length commercial terms in respect of the applicable Mineral Offtake Agreement.

“Offtaker Documents” means the provisional documents and final settlement sheets delivered to or in the possession of the Vendor that are necessary for the Purchaser to determine the amount of Refined Gold sold by the Vendor to the Purchaser pursuant to Section 2.1(a) and such other related documents delivered to or in the possession of the

Vendor as the Purchaser may reasonably request, which may include all invoices, credit notes, bills of lading,  and any and all certificates and other documentation prepared or produced by the Offtaker, including without limitation, certificates in respect of provisional and final shipped moisture content, all provisional and final analyses and assays evidencing the amount of Minerals, including Produced Gold, delivered to an Offtaker in each Lot and evidencing the amount of Refined Gold projected or resulting from the refining, smelting or other beneficiation of a particular Lot.

“Other Minerals” means any and all marketable metal bearing material in whatever form or state (including ore) that is mined, extracted or otherwise recovered from any location that is not within the Milligan Property.

“Parties” means the parties to this Agreement.

“Payment Deposit” has the meaning set forth in Section 3.1.

“Permits” means all material licenses, permits, Approvals (including environmental Approvals) rights (including surface and access rights), privileges, concessions or franchises necessary for the construction, development, operation and reclamation of the Milligan Project.

“Permitted Encumbrances” means at any time from time to time: (i) the Project Security, (ii) undetermined or inchoate Encumbrances incidental to construction, maintenance or operations which have not at the time been filed pursuant to law, (iii) the Encumbrance of taxes and assessments for the then current year, the Encumbrance for taxes and assessments not at the time overdue and Encumbrances securing worker’s compensation assessments which are not overdue, (iv) cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Encumbrances or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar Encumbrances, (v) security given in the ordinary course of business to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Vendor in the ordinary course of business, (vi) easements, rights of way and servitudes in existence at the date hereof and future easements, rights of way and servitudes, (vii) all rights reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit held by the Vendor or by any statutory provision to terminate any such lease, licence, franchise grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain an Encumbrance on any property or assets of the Vendor in the event of failure to make such annual or other periodic payments, (viii) such other Encumbrances as may from time to time be consented to in writing by the Purchaser, and (ix) Encumbrances noted on Schedule E.

“person” includes an individual, corporation, body corporate, limited or general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, Governmental Authority or any other type of organization, whether or not a legal entity.

“Produced Gold” means any and all gold in whatever form or state that is derived from any material mined, produced, extracted or otherwise recovered from the Milligan Property during the Term.  For greater certainty, “Produced Gold” shall include any gold derived from ores, concentrates, doré, tailings, waste rock or other waste products, or other products originating from the Milligan Property.

“Project Costs” means the estimated total costs for the Development, including capital costs, operating costs, working capital costs, interest costs, and financing costs.

“Project Financing” means one or more credit facility(ies) available to the Vendor or any of its Affiliates for the purpose of financing all or a portion of the Project Costs of the Development in accordance with the Development Program that complies with Section 8.6, including any refinancing thereof.

“Project Lenders” means the lenders and their agents and trustees under any Project Financing.

“Project Security” means Encumbrances in favour of any Project Lenders (or agent or trustee on their behalf) as security for the payment and performance, when due, of the obligations of the Vendor or any of its Affiliates under any Project Financing.

“Project Studies” has the meaning set out in Section 7.3(c).

“Purchaser” has the meaning set out in the recitals to this Agreement.

“Purchaser Event of Default” has the meaning set out in Section 13.1.

“Purchaser Gold Delivery” means the Delivery of Refined Gold to the Purchaser as set out in Section 2.2(a).

“Purchaser’s Pro Rata Share of Funding” means the figure obtained by dividing the remaining Scheduled Deposits by the Project Costs necessary to complete Development.

“Receiving Party” has the meaning set out in Section 8.7(a).

“Reference Price” means the market price used to determine the price for Refined Gold in connection with a sale of Minerals under a Mineral Offtake Agreement.  For greater certainty, “Reference Price” does not include Refining Adjustments.

“Refining Adjustments” means any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other similar charges or deductions, regardless of whether such charges or deductions are expressed as a specific metal deduction, separate and apart from the recovery rate pursuant to the terms of the applicable Mineral Offtake Agreement.

“Refined Gold” means marketable metal bearing material in the form of gold bars or coins that is refined to a minimum 995 parts per 1,000 fine gold.

“Restricted Person” means any person or entity that:

(a)                                  is named, identified, described on or included on any of:

(i)      the lists maintained by the Office of the Superintendent of Financial Institutions Canada with respect to terrorism financing;

(ii)     the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(iii)    the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(iv)    the Specially Designated Nationals Blocked Persons List compiled by the U.S. Office of Foreign Assets Control; or

(v)     the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324,

(b)                                 is subject to trade restrictions under United States law, including, but not limited to:

(i)      the International Emergency Economic Powers Act, 50 U.S.C.; or

(ii)     the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56; or

(c)                                  is a person or entity who is an Affiliate of a person or entity listed above.

“Sales Tax” has the meaning set out in Section 2.6.

“SEC” has the meaning set out in Section 8.7(a)(ii).

“Security Agreements” has the meaning set out in Section 4.1(b).

“Surface Rights” means all rights to use, enter and occupy the surface of a Mineral Claim or Mining Lease for the exploration and development or production of Minerals or placer minerals, including the treatment of ore and concentrates, and all operations related to the exploration and development or production of Minerals or placer minerals and the business of mining, and all leases, licenses, contracts, agreements, Permits or other documents relating to such rights, including without limitation, any and all surface rights related to infrastructure such as electric power lines and roads, surface tenures issued by a Governmental Authority such as investigative permits and temporary permits, and any lease to the surface of the Milligan Property or license of occupation or other occupation right and includes any fee simple rights over any part of the Milligan Property.

“Term” has the meaning set out in Section 6.1(a).

“Thompson Creek” has the meaning set out in the recitals to this Agreement.

“Time of Delivery” has the meaning set out in Section 2.2(c).

“Transfer” has the meaning set forth in Section 10.3.

“Vendor” has the meaning set out in the recitals to this Agreement.

“Vendor Event of Default” has the meaning set out in Section 12.1.

“Vendor Offer” has the meaning set out in Section 9.1(a).

1.2                               Certain Rules of Interpretation

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:

(a)                                  the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof’, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)                                 references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c)                                  headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)                                 where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”;

(e)                                  the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party;

(f)                                    unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders;

(g)                                 a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation;

(h)                                 in this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Mountain time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Mountain time) on the next Business Day;

(i)                                     unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to United States of America dollars; and

(j)                                     the following schedules are attached to and form part of this Agreement:

Schedule A1	-	Vendor Representations and Warranties
Schedule A2	-	Thompson Creek Representations and Warranties
Schedule A3	-	Purchaser Representations and Warranties
Schedule A4	-	Royal Gold Representations and Warranties
Schedule B	-	Description of Milligan Property (with Maps)
Schedule C1	-	Form of Security Agreement for Milligan Property
Schedule C2	-	Form of Security Agreement for Personal Property
Schedule C3	-	Form of Security Agreement - Floating Charge
Schedule D	-	Development Program and Scheduled Deposits
Schedule E	-	Permitted Encumbrances
Schedule F	-	Provisional Payment Illustration

Article 2
PURCHASE AND SALE

2.1                               Purchase and Sale of Refined Gold

(a)                                  Subject to and in accordance with the terms of this Agreement, the Vendor hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Vendor, an amount of Refined Gold equal to the Designated Percentage of Produced Gold, free and clear of all Encumbrances.

(b)                                 For each sale of Refined Gold pursuant to Section 2.1(a), the amount of Produced Gold used as the basis for calculating the Designated Percentage of Produced Gold shall be determined by the amount of contained gold in the Minerals received at the Offtaker as determined by the Offtaker Documents.  Produced Gold shall not be reduced for, and the Purchaser shall not be responsible for, any Refining Adjustments.

2.2                               Delivery Obligations

(a)                                  The Vendor will effect the sale to Purchaser of the Refined Gold as contemplated in Section 2.1(a) within two Business Days following the date of the relevant Gold Payment.  In the event a Gold Payment consists of a provisional payment, then:

(i)                  if such Gold Payment represents a provisional payment in respect of a Lot under a Mineral Offtake Agreement that is made in the form of Refined Gold, the Vendor shall sell and deliver to the Purchaser Refined Gold equal to the Designated Percentage of Produced Gold for such Lot multiplied by the applicable provisional payment percentage specified in such Mineral Offtake Agreement;

(ii)               if such Gold Payment represents a provisional payment in cash in respect of a Lot under a Mineral Offtake Agreement, the Vendor shall sell and deliver to the Purchaser Refined Gold equal to the Designated Percentage of Produced Gold (based on the Produced Gold identified on the provisional settlement sheet provided by the Offtaker for such Lot) multiplied by the applicable Lot Provisional Percentage;

(iii)          “***”

(iv)           in respect of a Gold Payment that represents the final settlement payment under a Mineral Offtake Agreement for any Lot for which the Vendor previously Delivered Refined Gold to the Purchaser in connection with a provisional Gold Payment pursuant to Section 2.2(a)(i), 2.2(a)(ii) or 2.2(a)(iii) above, the Vendor shall sell and deliver to the Purchaser Refined Gold in an amount equal to the amount by which the Designated Percentage of Produced Gold determined pursuant to the final settlement with respect to such Lot exceeds the Refined Gold previously delivered to the Purchaser in respect of such Gold Payment pursuant to Sections 2.2(a)(i), 2.2(a)(ii) or 2.2(a)(iii) above, as supported by the documentation provided pursuant to Section 2.3, provided, that, if such difference is negative, then the Vendor shall only be entitled to set off and deduct such excess amount of Refined Gold from the next required deliveries by the Vendor under this Agreement until it has been fully offset against deliveries to the Purchaser of Refined Gold pursuant to Sections 2.2(a)(i), 2.2(a)(ii) and 2.2(a)(iii); and

(v)              Schedule F sets forth an illustration of the determination of Refined Gold to be delivered to the Purchaser in the case of a provisional Gold Payment described in Sections 2.2(a)(ii) and 2.2(a)(iii) above and the Gold Payment representing a final settlement payment in respect of the same Lot.

For the avoidance of doubt, in the event that the Vendor does not Deliver Refined Gold to the Purchaser in connection with a provisional Gold Payment with respect to any Lot, the Vendor will effect the sale to the Purchaser of Refined Gold with respect to such Lot as contemplated in Section 2.1(a) within two Business Days following the date of the Gold Payment in the form of a final settlement for such Lot.

(b)                                 Vendor shall sell and deliver to the Purchaser all Refined Gold to be sold and delivered under this Agreement by way of Delivery to the metal account or accounts designated by the Purchaser from time to time in North America, the United Kingdom or Switzerland or such other location as is mutually agreed by the Parties (the “Purchaser Gold Delivery”).

(c)                                  Delivery of Refined Gold to the Purchaser shall be deemed to have been made at the time on the date of Delivery of Refined Gold in the designated metal account of the Purchaser pursuant to paragraph (b) (the “Time of Delivery” on the “Date of Delivery”). Title to, and risk of loss of, Refined Gold shall pass from Vendor to the Purchaser at the Time of Delivery. All costs and expenses pertaining to each Delivery of Refined Gold by Vendor to the Purchaser shall be borne by Vendor.

(d)                                 Vendor hereby represents and warrants to the Purchaser that, notwithstanding the Vendor’s prior sale to Offtaker of Minerals from which the relevant Refined Gold is derived, at each Time of Delivery (i) Vendor will be the legal and beneficial owner of the Refined Gold that is Delivered to a metal account of the Purchaser, (ii) Vendor will have good, valid and marketable title to such Refined Gold, and (iii) such Refined Gold will be free and clear of all Encumbrances.

(e)                                  The Parties acknowledge that Vendor shall be entitled but shall not be obliged to sell or deliver to the Purchaser the Refined Gold physically resulting from gold mined, produced, extracted or otherwise recovered from the Milligan Property, and for greater certainty, shall be entitled to sell and Deliver Refined Gold that is otherwise obtained by the Vendor for the purpose of making such sale and Delivery to the Purchaser.

2.3                               Statements

Vendor shall notify the Purchaser in writing of a Purchaser Gold Delivery, no later than the Time of Delivery, by delivery of a statement to the Purchaser that includes:

(a)                                  the calculation of the number of ounces of Refined Gold credited or physically Delivered;

(b)                                 the Offtaker Documents on which the calculation is based;

(c)                                  the Date of Delivery and estimated Time of Delivery;

(d)                                 the Gold Purchase Price for such Refined Gold; and

(e)                                  the Mineral Offtake Agreement under which such delivery was made.

2.4                               Gold Purchase Price

The Purchaser shall pay to the Vendor a purchase price for each ounce of Refined Gold sold and Delivered by the Vendor to the Purchaser under this Agreement (the “Gold Purchase Price”) equal to:

(a)                                  prior to the Deposit Reduction Time, the Reference, payable by wire transfer up to the amount of the Fixed Price; and, if such Reference Price is greater than the Fixed Price, payable by crediting an amount equal to the difference between such Reference Price and the Fixed Price against the Payment Deposit in order to reduce the uncredited balance of the Payment Deposit until the uncredited balance of the Payment Deposit has been credited and reduced to nil; and

(b)           from and after the Deposit Reduction Time, the lesser of the Fixed Price and the Reference Price, payable by wire transfer.

2.5        Payment

Payment by the Purchaser for each Delivery of Refined Gold shall be made no later than two Business Days after the applicable Purchaser Gold Delivery by wire transfer to a bank account of the Vendor designated in accordance with Section 15.2.

2.6          Sales Tax

All federal, provincial, state and foreign sales and transfer taxes, sales and use taxes, goods and services taxes, value-added taxes, duties, fees, registration charges or other like charges (“Sales Taxes”) which are properly payable in connection with the purchase and sale of the Refined Gold contemplated by this Agreement shall be borne by the Party responsible for such Sales Taxes under the Applicable Law.  Each party shall cause to be filed as required by it under applicable law all tax returns and other documentation, at its own expense, with respect to such Sales Taxes.

Article 3
DEPOSIT

3.1          Payment Deposit

The Purchaser hereby agrees to pay a cash deposit of US$311,500,000 to be applied against the Gold Purchase Price, on and subject to the terms of this Agreement (the “Payment Deposit”).  The Purchaser shall only have the right to demand refund or repayment of all or any unapplied portion of the Payment Deposit as provided in Section 3.7 or as otherwise specifically provided in this Agreement.

3.2          Initial Deposit

The Purchaser hereby agrees to pay US$226,500,000 of the Payment Deposit by wire transfer to the Vendor on the Effective Date (this portion of the Payment Deposit being the “Initial Deposit”).

3.3          Scheduled Deposits

The Purchaser hereby agrees to pay US$85,000,000 of the Payment Deposit (this portion of the Payment Deposit being the “Scheduled Deposits”, and each partial payment thereof a “Scheduled Deposit”) to the Vendor by way of cash deposits in accordance with Article 5.  Once a Scheduled Deposit has been paid, such Scheduled Deposit shall be referred to herein as a “Paid Scheduled Deposit.”

3.4          No Interest

No interest shall be payable on the Payment Deposit.

3.5          Use of Payment Deposit

It is agreed and acknowledged that Thompson Creek and the Vendor shall use the Payment Deposit as follows:

(a)           the Initial Deposit will be used as a portion of the consideration payable to shareholders of Vendor by Thompson Creek in connection with the Acquisition; and

(b)           the Scheduled Deposits will be used for Vendor’s funding requirements with respect to the Development pursuant to the Development Program.

3.6          Deposit Record

The Vendor shall, at all times, maintain a record of the Payment Deposit under this Agreement (the “Deposit Record”), which shall be stated in US$ and the balance thereof shall be equal to:

(Initial Deposit) + (all Paid Scheduled Deposits) – (all reductions of the Payment Deposit in accordance with Section 2.4, 3.7 or otherwise)

3.7          Deposit at Expiry of Initial Term

Vendor shall pay any uncredited balance of the Payment Deposit, as evidenced by the Deposit Record, by wire transfer to the Purchaser within 45 days after the expiry of the Initial Term, and shall provide a detailed calculation of the Deposit Record on the expiry of the Initial Term (other than the expiry of the Term due to termination of this Agreement under Section 12.2 or Section 13.2) unless the Vendor has sold and Delivered to the Purchaser an amount of Refined Gold sufficient to reduce the balance of the Deposit Record to nil as calculated in accordance with Section 3.6.

Article 4
DELIVERIES

4.1          Deliveries of Vendor

The Vendor hereby agrees to deliver to the Purchaser the following concurrent with execution and delivery of this Agreement:

(a)           an executed certificate of a senior officer of Vendor in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the Effective Date, as to: (i) resolutions of the board of directors or other comparable authority of Vendor authorizing the execution, delivery and performance of this Agreement, and the Security Agreements and the transactions contemplated hereby, (ii) the names, positions and true signatures of the persons authorized to sign this Agreement and the Security Agreements on behalf of Vendor, and (iii) such other matters pertaining to the transactions contemplated hereby as the Purchaser may reasonably require;

(b)           as security for the performance of its obligations to the Purchaser under this Agreement, the executed Security Agreements in substantially the form attached as Schedules C1, C2 and C3 (the “Security Agreements”), which Security Agreements shall have been registered, filed or recorded in all offices, and all actions shall have been taken, that may be prudent or necessary to preserve, protect or perfect the security interest of the Purchaser under the Security Agreements.  Without limiting the foregoing, the Security Agreements on the Milligan Property shall also be registered in: (i) British Columbia’s Mineral Titles Online Registry against each of the Mineral Claims and Mineral Leases that are part of the Milligan Property, (ii) British Columbia’s Personal Property Registry against all personal property of Vendor, and (iii) in the Land Title Office with respect to any Surface Rights that are registered in the Land Title Office from time to time, in which case the Vendor will grant to the Purchaser a mortgage over its interest in such Surface Rights as security for the performance of its obligations to the Purchaser under this Agreement in a form acceptable to the Parties, acting reasonably;

(c)           a favourable legal opinion, in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the Effective Date, from legal counsel to Vendor as to (i) the legal status of Vendor, (ii) the corporate power and authority of Vendor to execute, deliver and perform this Agreement and the Security Agreements, (iii) the execution and delivery of this Agreement and the enforceability of this Agreement against the Vendor, (iv) such legal opinions relating to the security granted in favour of the Purchaser as Purchaser may reasonably request, and (v) such other legal opinions that the Purchaser may reasonably request; and

(d)           evidence of the satisfaction and discharge of the following charges in favour of the Bank of Montreal and related obligations of the Vendor:

(i)      Base Registration No. 478928E in the British Columbia Personal Property Registry;

(ii)     Registration No. 123380 in the Nunavut Personal Property Registry;

(iii)    Registration No. 2008/07039 14865 in the Yukon Personal Property Registry; and

(iv)    Registration No. 625251 in the Northwest Territories Personal Property Registry.

4.2          Deliveries of Purchaser

Purchaser hereby agrees to deliver to Vendor the following concurrent with execution and delivery of this Agreement:

(a)           wire transfer of funds to or to the direction of Vendor equal to the Initial Payment Deposit;

(b)           a certificate of a senior officer of the Purchaser, in form and substance satisfactory to Vendor, acting reasonably, as to: (i) the resolutions of the board of directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) the names, positions and true signatures of the persons authorized to sign this Agreement on behalf of the Purchaser, and (iii) such other matters pertaining to the transactions contemplated hereby as Vendor may reasonably require; and

(c)           a favourable legal opinion, in form and substance satisfactory to Vendor, acting reasonably, from external legal counsel to the Purchaser as to (i) the legal status of the Purchaser, (ii) the corporate power and authority of the Purchaser to execute, deliver and perform this Agreement, (iii) the execution and delivery of this Agreement and the enforceability of this Agreement against the Purchaser, and (iv) such other legal opinions as the Vendor may reasonably request.

Article 5
PAYMENT OF SCHEDULED DEPOSITS

5.1          Achievement of Deposit Events

Vendor may, from time to time, demand payment by Purchaser to Vendor of a Scheduled Deposit in accordance with the requirements set forth in Schedule D (a “Deposit Event”) by providing to the Purchaser and the Independent Engineer a statement containing the following at least 10 calendar days prior to the relevant Deposit Event:

(a)           the date of the Deposit Event;

(b)           an accounting of the amount of Project Costs to date contributed by each of Purchaser, Vendor, and any third party funding the Development;

(c)           an estimate of the amount of Project Costs necessary to complete the Development in accordance with the Development Program and any modifications thereto;

(d)           a current calculation of the Purchaser’s Pro Rata Share of Funding;

(e)           Vendor’s forecast of the total Project Costs to be used during the period of time encompassing the corresponding Scheduled Deposit;

(f)            the amount of United States dollars requested for the corresponding Scheduled Deposit;

(g)           the anticipated uses for the corresponding Scheduled Deposit; and

(h)           the expected date of the next ensuing Deposit Event.

5.2          Payment of Scheduled Deposits

Subject to Section 5.3, Purchaser shall pay the Vendor the Scheduled Deposit under a Deposit Event by wire transfer no later than one Business Day following the date upon which the corresponding Deposit Event occurs to a bank account of Vendor designated in accordance with Section 15.2.

5.3          Closing Conditions for Payment of Scheduled Deposits

The obligation of the Purchaser to make a Scheduled Deposit payment in accordance with a Deposit Event is subject to the satisfaction of the following conditions:

(a)           the Vendor shall have delivered to Purchaser the relevant statement described in Section 5.1;

(b)           the Vendor shall have delivered to the Purchaser an executed certificate of a senior officer of the Vendor certifying (and evidencing in the case of (iv) and (v) below) that, as of the Deposit Event:

(i)      the representations and warranties made by the Vendor and Thompson Creek set forth in Schedule A1 and Schedule A2 and in the Security Agreements, remain true and correct in all material respects on and as of such date;

(ii)     no Vendor Event of Default (or an event which with notice or lapse of time or both would become a Vendor Event of Default) has occurred and is continuing;

(iii)    except as otherwise previously communicated to the Purchaser and the Independent Engineer, no changes to the Development Program have occurred, the Development is in accordance with the Development Program and the Vendor has not abandoned the Milligan Project;

(iv)    the Vendor has obtained or has access to sufficient financing to complete the Development (including pursuant to any modifications to the Development Program);

(v)     all material Permits have been obtained and are in good standing for the conduct of the activities conducted in the Development Program to date and for the use of funds contemplated by the Deposit Event, and no material Permit has been revoked or rescinded that is necessary for the commencement of commercial production of Minerals from the Milligan Project;

(vi)    no written notice of any Encumbrance other than a Permitted Encumbrance against the Milligan Property has been received by Vendor; and

(vii)   no Deposit Suspension Event has occurred and is continuing.

(c)           the Purchaser has not received from the Independent Engineer, prior to the date of the Deposit Event, notification that (i) the Development is not in accordance with the Development Program, (ii) the Vendor does not have sufficient Permits to complete the proposed work program represented by the funds under the Deposit Event or that one or more material Permits has been revoked, rescinded or is not in good standing, or (iii) the Purchaser’s Pro Rata Share of Funding set forth in the statement described in Section 5.1 is not correct.

Article 6
TERM

6.1          Term

(a)           The term of this Agreement shall commence on the date of this Agreement and, subject to Sections 12.2, 13.2 and 6.1(b), shall continue until the date that is 50 years after the date of this Agreement (the “Initial Term”) and thereafter shall automatically be extended for successive 10 year periods (each an “Additional Term” and, together with the Initial Term, the “Term”).

(b)           This Agreement may be terminated by the Parties on mutual written consent, or as otherwise provided in this Agreement.

Article 7
REPORTING; BOOKS AND RECORDS; INSPECTIONS

7.1          Monthly Reporting

During the full period in which Development expenditures are being made, the Vendor shall deliver to the Purchaser a Monthly Construction Report on or before the 30th calendar day after the end of each calendar month.  Commencing with the month in which Minerals are first shipped to an Offtaker, the Vendor shall deliver to the Purchaser a Monthly Report on or before the 30th calendar day after the end of each calendar month.

7.2          Annual Reporting

Within 60 calendar days after the end of each calendar year, Vendor will deliver to the Purchaser an annual report that addresses the following for the Milligan Project:

(a)           a statement setting out the most recent estimated gold reserves and resources for the Milligan Property for such calendar year and the assumptions used, including cut-off grade, metal prices and metal recoveries;

(b)           a budget, mine operating plan and production forecast of the number of ounces of Produced Gold expected to be produced over the next calendar year, including:

(i)      tonnes or tons, types and gold grade of ore to be mined;

(ii)     types, tonnes or tons and gold grade of ore to be stockpiled; and

(iii)    a forecast as to the amount of Minerals expected to be produced over the next year.

7.3          Additional Reporting Requirements

(a)           The Vendor shall provide to Purchaser a copy of any life of mine plan or similar comprehensive operating plan produced by or on behalf of Vendor detailing the production and development plan for the Milligan Property reserves and resource, including all supportive narrative, assumptions and strategies, and any update thereto, within 15 days after any life of mine plan or update is prepared.

(b)           The Vendor or its Affiliates shall provide the Purchaser with copies of reserve and resource reports on the Milligan Property from time to time as they become available.

(c)           To the extent not otherwise required to be delivered herein, the Vendor shall promptly provide the Purchaser with all feasibility studies and all geological, reserve, engineering and metallurgical and related data and evaluations of the Milligan Project prepared by or for the benefit of the Vendor or otherwise in the possession and control of Vendor which would reasonably be expected to be material to the Purchaser’s interest in the Milligan Project (the “Project Studies”).

(d)           The Vendor shall provide to the Purchaser a statement setting out the Deposit Record, including the outstanding balance owing under the Deposit Record, as at June 30 and as at December 31 of each calendar year, in each case within 30 days following such date (a “Deposit Record Report”).

7.4          Books and Records

(a)           Vendor and its Affiliates shall, in all material respects, keep true, complete and accurate books and records of all of its operations and activities with respect to the Milligan Project, including the mining and production of Minerals and the treatment, processing, milling, concentrating, transportation and sale of Minerals. Vendor and its Affiliates shall permit the Purchaser and its authorized representatives and agents to perform audits no more than once each year and additional limited reviews and examinations of its books and records and other information relevant to the production, delivery and determination of Produced Gold and Refined Gold from time to time at reasonable times, all at the Purchaser’s sole risk and expense and upon reasonable notice to confirm compliance with the terms of this Agreement. The Purchaser shall diligently complete any audit or other reviews and examination permitted hereunder.

(b)           Vendor shall use reasonable commercial efforts to provide in the terms of relevant Mineral Offtake Agreements a right of Purchaser to have access to and review relevant testing, documents and data of Offtakers and otherwise derived pursuant to relevant Mineral Offtake Agreements in respect of smelting, refining and beneficiation of Minerals.

7.5          Inspections

Subject at all times to the workplace rules and supervision of Vendor, and provided any rights of access do not interfere with any exploration, development, mining or processing work conducted on the Milligan Property, Vendor shall grant to the Purchaser and its representatives and agents, including, without limitation, the Independent Engineer, at reasonable times and upon reasonable notice and at the Purchaser’s sole risk and, subject to Section 15.1, expense, the right to access and inspect the Milligan Property and to monitor Vendor’s mining and processing operations on the Milligan Project.  The Vendor shall not be responsible for injuries to or damages suffered by the Purchaser and its representatives and agents, including, without limitation the Independent Engineer, while visiting the Milligan Property unless such injuries or damages are caused or contributed to by the gross negligence or wilful misconduct of the Vendor or its representatives. The Purchaser may avail itself of such right of access a maximum of twice per calendar year, other than as required by the Independent Engineer.  To the extent permitted under Mineral Offtake Agreements, Purchaser and its representatives and agents, including without limitation, the Independent Engineer, shall also have the right to be present or to be represented at any smelter, refinery or other processing facility at which the weighing, sampling and assaying of metals and the calculation of the Refined Gold will be determined (i) at any time that the Vendor or any Affiliate, its representatives or agents is present, provided, that the Vendor or any such Affiliate shall give the Purchaser reasonable advanced notice of any such visit, and (ii) at such other time as the Purchaser may request, provided, that the Purchaser shall give the Vendor reasonable advanced notice of the date on which Purchaser intends to conduct such visit.  Vendor shall grant to the Independent Engineer such access to the Milligan Project and its site, facilities and employees, and to construction and other contractors at such times and on such notice as the Independent Engineer considers reasonable for the performance of the Independent Engineer’s duties with respect to this Agreement.

Article 8
COVENANTS

8.1          Conduct of Operations

(a)           All decisions regarding the Milligan Project, including all decisions concerning the methods, extent, times, procedures and techniques of any (i) exploration, development and mining related to the Milligan Project, including spending on capital expenditures, (ii) leaching, milling, processing or extraction, (iii) materials to be introduced on or to the Milligan Project, and (iv) except as provided herein, the sales of Minerals and terms thereof shall be made by Vendor, in its sole discretion. Without limiting the generality of the foregoing, Vendor shall be permitted to amend the mine plan, process design and/or plant and equipment for the Milligan Project at any time and from time to time in its sole discretion, provided that it is acting in a commercially reasonable manner and not inconsistent with accepted Canadian mining practice.

(b)           Notwithstanding Section 8.1(a), Vendor agrees that it shall carry out and perform all mining operations and activities pertaining to or in respect of the Milligan Project in a commercially reasonable manner and in accordance with Applicable Laws, all applicable licences, Permits and other authorizations and accepted mining, processing, engineering and environmental practices prevailing in the mining industry.

(c)           Notwithstanding Section 8.1(a), Vendor and its Affiliates shall operate the Milligan Project as though the Vendor had a full economic interest in all the gold produced from the Milligan Property and shall not consider the economic impact of the Agreement in its reserves and resources calculations or mine planning provided, that the Vendor may seek the Purchaser’s written consent (which consent may be withheld in the Purchaser’s sole discretion) to consider the economic impact of this Agreement with respect to a material expansion of the

Milligan Project or the reprocessing of tailings, waste rock or other waste products.

(d)           Vendor shall at all times during the Term do all things necessary to maintain the Milligan Property and, subject to Sections 9.1 (a)(ii) and (d)(ii) and 10.3(b), maintain the related Mineral Claims and Mining Leases in good standing, including paying all taxes owing in respect thereof.

(e)           Notwithstanding anything else contained in this Section 8.1, nothing in this Agreement shall require Vendor or any of its Affiliates to construct, operate or continue the Milligan Project or to explore or develop the Milligan Project.

8.2          Preservation of Corporate Existence

Vendor shall at all times during the term of this Agreement do and cause to be done all things necessary or advisable to maintain its corporate existence.

8.3          Processing/Commingling

The Vendor may, and may cause each of its Affiliates to, process Other Minerals through the Milligan Facilities in priority to, or commingle Other Minerals with, Minerals mined, produced, extracted or otherwise recovered from the Milligan Property, provided: (i) Vendor (or such Affiliate) has adopted and employs best industry practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), (ii) the Purchaser has approved the Commingling Plan, such approval not to be unreasonably withheld, and (iii) Vendor or such Affiliate keeps records required by the Commingling Plan.

8.4          Mineral Offtake Agreements

(a)           During the Term, the Vendor shall deliver, and (subject to Section 2.1(a)) Vendor shall sell, all Minerals that contain Produced Gold to an Offtaker pursuant to a Mineral Offtake Agreement, in such quantity, description and amounts and at such times and places as required under and in accordance with a Mineral Offtake Agreement.

(b)           Vendor shall take commercially reasonable steps to ensure that it has sufficient Mineral Offtake Agreements to efficiently recover gold as and when Minerals are produced from the Milligan Project.  Vendor shall use commercially reasonable efforts to cause the market price for determination of any and all Refined Gold (including under provisional payments) sold by Vendor under each Mineral Offtake Agreement to be based on an average set by the London Bullion Market Association (or any successor thereto) or such other benchmark on such gold market as the Parties may mutually agree.  Vendor shall provide the Purchaser with a final signed copy of any Mineral Offtake Agreement within ten Business Days after the execution thereof.

(c)           Vendor shall take commercially reasonable steps to enforce its rights and remedies under each Mineral Offtake Agreement with respect to any breaches of the terms thereof relating to the timing and amount of payments for gold to be made thereunder. Vendor shall notify the Purchaser in writing when any dispute arising out of or in connection with any such Mineral Offtake Agreement is commenced in respect of Minerals and shall provide the Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.  Vendor shall notify the Purchaser in writing upon the occurrence of any force majeure or similar provision under any Mineral Offtake Agreement and shall provide the Purchaser with timely updates of the status thereof.

(d)           The Vendor shall use its commercially reasonable efforts to cause each Mineral Offtake Agreement to provide for provisional Gold Payments in the form of Refined Gold, which for purposes of this Section 8.4(d) does not include paying to an Offtaker greater consideration for its services than would be payable for a provisional payment that was in the form of cash.

8.5          Insurance

(a)           Vendor shall maintain with reputable insurance companies insurance with respect to the Milligan Project and for the construction, development and operations on and in respect of the Milligan Project against such casualties and contingencies and of such types and in such amounts as is customary in the Canadian mining industry for similar operations.

(b)           Vendor shall ensure that each shipment of Produced Gold is adequately insured, in such amounts and with such coverage as is customary in the Canadian mining industry, until the time that risk of loss and damage for such Produced Gold is transferred to the Offtaker pursuant to a Mineral Offtake Agreement.

(c)           Where the Vendor or its Affiliate receives payment under any insurance policy in respect of a shipment of Produced Gold that is lost or damaged after leaving the Milligan Project and before the risk of loss or damage is transferred to the Offtaker, the Vendor shall sell and deliver to the Purchaser (without duplication to the extent previously sold and delivered to the Purchaser by the Vendor) pursuant to Sections 2.1 and 2.4, an amount of Refined Gold having a value equal to 25% of the amount of the insurance payment received by the Vendor and its Affiliates in respect of Produced Gold in such shipment.

8.6                               Permitted Debt Financings and Permitted Encumbrances

[Provisions below (and conforming definitions) have not been settled/agreed to by parties]

[Provisions on timing of release of security to be settled/agreed to by parties]

(a)                                  [The Vendor agrees that, with respect to any secured Project Financing that the Vendor arranges for the Milligan Project, the Project Financing shall provide that the Project Lenders (or any agent or trustee that holds their Project Security) will enter into an intercreditor agreement with the Purchaser and Vendor on terms acceptable to each of the parties thereto, acting reasonably, under which, inter alia, the Project Lenders and the Purchaser and the other parties thereto would agree that:

(i)                 Vendor’s obligation to deliver the Designated Percentage of Produced Gold to the Purchaser against payment of the Gold Purchase Price (and subject to Vendor’s right to credit the relevant portion of the Gold Purchase Price against the Payment Deposit) rank ahead of any obligation to the Project Lenders;

(ii)             Subject to the foregoing, the Purchaser would subordinate the Purchaser’s security interest under the Security Agreements to the Project Security for the Project Financing;

(iii)         the Project Lenders’ rights of realization and sale in a default situation would be subject to the obligation to make any transferee of the Milligan Project or any portion of the Milligan Project (including the Project Lenders if they take title to the Milligan Project or any such portion) acknowledge and agree directly with the Purchaser to assume jointly and severally with any other holders of an interest in the Milligan Project, the rights and obligations of the Vendor under this Agreement; and

(iv)            other reasonable terms and provisions, including any relating to mutual cure rights, notices, and other remedies, would be included.

(b)                                  Financing that the Vendor arranges for assets (including without limitation,  mobile mining equipment, motor vehicles and office equipment) subject to operating leases or similar financing arrangements shall also be entitled to priority over the Security Agreement and there shall be no requirement to enter into an intercreditor agreement with the Purchaser.

(c)                                  The Purchaser acknowledges that the Vendor or its Affiliates may from time to time enter into commitments for certain Corporate Financings.

(d)                                  In connection in any commitment for Corporate Financing, the Vendor covenants and agrees to negotiate in good faith with any Corporate Lender and the Purchaser to enter into an intercreditor agreement on terms acceptable to each of the parties thereto, acting reasonably, under which, inter alia, the Corporate Lenders and the Purchaser and the other parties thereto would agree that:

(i)                 Vendor’s obligation to deliver the Designated Percentage of Produced Gold to the Purchaser against payment of the Gold Purchase Price (and subject to Vendor’s right to credit the relevant portion of the Gold Purchase Price against the Payment Deposit) rank ahead of any obligation to the Corporate Lenders;

(ii)             the Corporate Lenders’ rights of realization and sale in a default situation would be subject to the obligation to make any transferee of the Milligan Project or any portion of the Milligan Project (including the Corporate Lenders if they take title to the Milligan Project or any such portion) acknowledge and agree directly with the Purchaser to assume jointly and severally with any other holders of an interest in the Milligan Project, the rights and obligations of the Vendor under this Agreement; and

(iii)         other reasonable terms and provisions, including any relating to mutual cure rights, notices, and other remedies, would be included.

(e)                                  The security interests referred to in this Section 8.6 which are registered in the (i) Personal Property Security Registry; (ii) British Columbia’s Mineral Titles Online Registry; and (iii) in the Land Title Office with respect to any Surface Rights that are registered in the Land Title Office from time to time shall be deemed to be Permitted Encumbrances.

(f)                                    Purchaser shall consider, but not be obligated hereby to, subordinate Purchaser’s security interests under the Security Agreements to the Corporate Lender Security for the Corporate Financing.]

8.7                               Confidentiality

(a)                                  Each Party (a “Receiving Party”) agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose, the terms contained in this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement, including any draft or final technical reports provided under Section 7.3, any Mineral Offtake Agreement provided under Section 8.4(a) and the information received by it pursuant to the Confidentiality Agreement (“Confidential Information”), provided that a Receiving Party may disclose Confidential Information in the following circumstances:

(i)            to its auditor, legal counsel, lenders, brokers, underwriters and investment bankers and to persons with which it is considering or intends to enter into a transaction for which such Confidential Information would be relevant, provided that such persons are advised of the confidential nature of the confidential information, undertake to maintain the confidentiality of it and are strictly limited in their use of the confidential information to those purposes necessary for such persons to perform the services for which they were, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable;

(ii)           subject to Section 8.6(c) and 17.6, where that disclosure is necessary to comply, in a Party’s reasonable judgment, with Applicable Laws, including rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the Canadian Securities Administrators (the “CSA”), a provincial securities commission, court order or the policies of any relevant stock exchange, provided that such disclosure is limited to only that Confidential Information so required to be disclosed and that the Receiving Party will have evaluated the availability of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled and sought such treatment for portions of such documents it reasonably believes are eligible for such treatment;

(iii)          for the purposes of the preparation of an Auditor’s Report under Section 15.4 or any arbitration proceeding commenced under Section 15.5;

(iv)          where such information is already widely known by the public other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement and the Confidentiality Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;

(v)           with the consent of the disclosing Party; and

(vi)          to those of its and its Affiliates’ directors, officers, employees, representatives and agents who need to have knowledge of the Confidential Information;

(b)                                 Each Party shall ensure that its and its Affiliates’ employees, directors, officers, representatives and agents and those persons listed in Section 8.6(a)(i) are made aware of this Section 8.6 and the Confidentiality Agreement and comply with the provisions hereof and thereof. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons.

(c)                                  The Vendor hereby acknowledges that the Purchaser will be required to file this Agreement on EDGAR and SEDAR in order to comply with Applicable Laws, including the rules and regulations of the SEC and the CSA.  Purchaser hereby agrees that, prior to such filing, it shall consult in good faith with the Vendor regarding redactions, if any, that are permitted to be made to this Agreement as filed on EDGAR pursuant to Applicable Law, including the rules and regulations of the SEC; provided, however, that the final determination of such redactions, if any, shall be made in the Purchaser’s sole discretion.  If in order to comply with

Applicable Laws, including rules or regulations promulgated by the CSA, the Vendor is required to file this Agreement on SEDAR, the Vendor shall notify the Purchaser of such requirement at least two Business Days prior to the last date to file on SEDAR, and the Parties shall consult in good faith with the Vendor regarding redactions, if any, that are permitted to be made to this Agreement as filed on SEDAR pursuant to Applicable Law, including the rules and regulations of the CSA; provided, however, that the final determination of such redactions, if any, shall be made in the Vendor’s sole discretion.

(d)                                 Vendor and the Purchaser will consult with each other before issuing any press release concerning the execution of this Agreement or otherwise making any public disclosure concerning the execution of this Agreement and shall not issue any such press release or make any such public disclosure before receiving the consent of the other party.  Nothing in this Section 8.6(d) prohibits any party from making a press release or other disclosure that is, in a Party’s reasonable judgement, required by Applicable Laws or by the policies of any stock exchange if the party making the disclosure has first used its commercially reasonable efforts to consult the other party with respect to the timing and content thereof.

8.8                               Compliance with Law

(a)                                  The Vendor shall materially comply with all Applicable Laws relating to the Vendor’s operations on or with respect to the Milligan Property, including but not limited to Environmental Laws; provided, however, the Vendor shall have the right to contest enforcement actions and any allegations of infringement of the same in its discretion.  The Vendor shall timely and fully perform in all material respects all environmental protection and reclamation activities required pursuant to Applicable Laws, including but not limited to Environmental Laws, on or with respect to the Milligan Property

(b)                                 Each of the Parties agrees that it will comply with the Corruption of Foreign Public Officials Act (Canada) in connection with its dealings relating to this Agreement and the Milligan Project.

8.9                               Unprocessed Ore

The Vendor hereby agrees that it shall not (i) sell unprocessed ore from the Milligan Property, or (ii) enter into any agreement to toll process ores at facilities owned by third parties (other than Affiliates of the Vendor), in each case without the prior written consent of the Purchaser, which consent may not be unreasonably withheld.

Article 9

RIGHT OF FIRST OFFER

9.1                               Right of First Offer on Gold Interest

(a)                                  Subject to Section 10.4, if

(i)            at any time and from time to time, Vendor or any of its Affiliates wishes to offer for sale to any third party or, following an offer by a third party to purchase (A) a gold royalty on production from the Milligan Property, (B) an amount of gold based on production from any portion of the Milligan Property, or (C) any participating interest in gold based on production from the Milligan Property, or

(ii)           the Vendor wishes to terminate or not renew a Mineral Claim or Mining Lease from any portion of the Milligan Property,

(collectively, a “Milligan Gold Right”)

then the Vendor shall, by notice in writing to the Purchaser, first offer to sell such Milligan Gold Right to the Purchaser at the price and upon substantially the terms that the Vendor proposes to offer or accept from a third party (which offer the Vendor shall promptly provide to the Purchaser) (the “Vendor Offer”). Notwithstanding anything to the contrary herein, if the Milligan Gold Right represents less than 25% of the fair market value of the assets the Vendor wishes to offer for sale to a third party, then this Section 9.1(a) shall not apply to such offer to sell to a third party

(b)                                 Upon receipt of a Vendor Offer, the Vendor and the Purchaser shall negotiate in good faith for a period of up to 45 days commencing on the date of delivery by the Vendor to the Purchaser of the Vendor Offer (the “Negotiation Period”) the definitive terms of an agreement for the Milligan Gold Right which is the subject of the Vendor Offer (the “Definitive Agreement”).

(c)                                  If, during the Negotiation Period, the Vendor and the Purchaser agree on the terms of the Definitive Agreement, then the Vendor and the Purchaser shall enter into the Definitive Agreement and proceed to close the transaction as soon as commercially reasonable thereafter pursuant to the terms of such Definitive Agreement.

(d)                                 If, during the Negotiation Period, the Vendor and the Purchaser are unable to agree on the terms of, and enter into, the Definitive Agreement, then, on the earlier of (i) the last day of the Negotiation Period, and (ii) the day on which the Vendor and the Purchaser agree that negotiations have ended,

(i)            the Vendor may commence negotiations with a third party for the sale of the Milligan Gold Right which is the subject of the Vendor Offer, and, either directly or through an Affiliate, sell the Milligan Gold Right that is the subject of the Vendor Offer to a third party, provided that the terms of sale are no more favourable to such third party than those offered to the Purchaser in the Vendor Offer, or

(ii)           in the case of the termination or non-renewal of a Mineral Claim or Mining Lease, the Vendor may terminate or choose not to renew such Mineral Claim or Mining Lease.

(e)                                  For the avoidance of doubt, this Section 9.1 shall not apply to any (i) gold spot sales, gold forward sales or options or other gold sales or gold loans to a financial institution or bullion bank, (ii) internal transfers among Vendor and its Affiliates, provided that any such transfer complies with Section 8.4(a), (iii) a sale of all or substantially all of the Milligan Property or of the Milligan Project or a sale of substantially all of the assets of the Vendor, (iv) the sale of an equity interest in the Vendor, or (v) any Mineral Offtake Agreement.

Article 10

TRANSFERS AND ASSIGNMENTS

10.1                        General.  No Party may sell, transfer, assign, convey, grant any right, title or interest in or to, or otherwise dispose of, this Agreement, in whole or in part, or its rights under this Agreement, in whole or in part, (and Vendor may not effectuate such an assignment under the Security Agreements) and Thompson Creek and Vendor may not effectuate a Transfer (any such assignment or Transfer referred to herein as an “Assignment”) except to the extent such Assignment complies with this Article 10, including the conditions set forth in this Section 10.1.  Any Party making an Assignment hereunder shall be referred to as an “Assignor”.

(a)                                  Any assignee pursuant to an Assignment (an “Assignee”) must execute an instrument in writing by which it expressly assumes any and all of the obligations of the Assignor pursuant to the Assignment, and the failure of any such Assignee to execute such a written instrument shall mean that the Assignment is null and void.

(b)                                 Any Assignor must provide all other Parties hereunder no less than twenty (20) Business Days advance written notice of a proposed Assignment.

(c)                                  Upon completion of an Assignment by an Assignor in compliance with this Article 10, (i) if the Assignor is either the Vendor or Thompson Creek, then the Purchaser and Royal Gold shall release such Assignor from its obligations under this Agreement or the Security Agreements (in the case of an Assignment by the Vendor under the Security Agreements), and (ii) if the Assignor is either the Purchaser or Royal Gold, then the Vendor and Thompson Creek shall release such Assignor from all further obligations under this Agreement, in each case in a form reasonably acceptable to the Assignor.

(d)                                 No Party hereunder may complete an Assignment while it is in breach or default of any term, condition or obligation under this Agreement or the Security Agreements.

(e)                                  No Party hereunder may make an Assignment to a Restricted Person.

10.2                        Transfers to Affiliates.  Subject to Section 10.1 and notwithstanding Sections 10.5 or 10.6, either Vendor or Purchaser may from time to time complete an Assignment to an Affiliate.

10.3                        Transfers of the Milligan Project

(a)           Subject to Sections 10.1, 10.2 and 10.4(b), (i) the Vendor may sell, transfer, assign, convey, grant any right, title or interest in or to, or otherwise dispose of, all or any part of the Milligan Project, and (ii) Thompson Creek or Vendor may

sell, transfer, assign, grant any right, title or interest in or to, or otherwise dispose of any equity interest in the Vendor (each of clauses (i) and (ii), a “Transfer”), unless Purchaser demonstrates to Vendor, acting reasonably, that at the time of the Transfer the transferee does not have sufficient financial resources and operational expertise to continue developing and operating the Milligan Project in a manner that provides reasonable assurance that the Development will be completed in accordance with the Development Program and, after Development, operate the Milligan Project in accordance with Section 8.1(b).

(b)                                 Subject to Section 9.1, the Vendor may relinquish, surrender or terminate all or any part of any Mineral Claims or Mining Leases constituting the Milligan Project if Vendor reasonably determines that the cost of maintaining such relinquished, surrendered or terminated Mineral Claims or Mining Leases is not justified.  If Vendor acquires or reacquires any Mineral Claims or Mining Leases that cover or relate to any previously released portion of the Milligan Project, this Agreement shall apply fully to such acquired or reacquired portion.

(c)                                  Notwithstanding Section 10.3(a) above, the Vendor may enter into a joint venture with another person or persons with respect to the Milligan Project provided that:

(i)            Vendor retains at least a 50% undivided interest in the Milligan Project; Vendor is at all times the operator of the Milligan Project; and each joint venture participant agrees in a document, or documents, acceptable to the Purchaser, acting reasonably, with Vendor, the Purchaser and any other joint venture participant to assume on a joint and several basis with the Vendor all of the obligations and duties under this Agreement and to acknowledge and assume the obligations under the Security Agreements; and

(ii)           all filings have been made and all other actions have been taken that are required in order for the Purchaser to continue at all times following such transfer to have a valid and perfected security interest in the Milligan Property and the Produced Gold.

10.4                        Exceptions Based on Intercreditor Agreements

(a)                                  The rights of the Purchaser pursuant to Section 9.1 shall be subject to the provisions of any intercreditor agreement pursuant to Section 8.6 and shall not terminate upon a realization by the Project Lenders, if applicable.

(b)                                 The restrictions on Assignment under this Article 10 shall not apply to any grant of an Encumbrance on all or any portion of the Milligan Project that is permitted under Section 8.6.

(c)                                  The restrictions on Assignment under this Article 10 shall apply to any sale, transfer, assignment, conveyance, grant of any right, title or interest in or to or other disposition of all or any portion of the Milligan Project in connection with or resulting from a realization by the Project Lenders, if applicable, which realization shall be subject to the provisions of any intercreditor agreement made pursuant to Section 8.6.

10.5                        Assignment by Purchaser Group

Subject to Sections 10.1 and 10.2, until such time as all of the Scheduled Deposits have been paid to Vendor, neither Purchaser nor Royal Gold shall make an Assignment except with the prior written consent of Vendor, such consent not to be unreasonably withheld.  Thereafter, Purchaser and Royal Gold may make an Assignment without the consent of Vendor.

10.6                        Assignment by Vendor Group

Subject to Sections 10.1 and 10.2, neither the Vendor nor Thompson Creek shall make an Assignment in respect of this Agreement or the Security Agreements (in the case of the Vendor) except to the extent such Assignment is concurrent with a Transfer or otherwise with the prior written consent of the Purchaser, such consent not to be unreasonably withheld.

Article 11

REPRESENTATIONS AND WARRANTIES

11.1                        Representations and Warranties of Vendor

Vendor, acknowledging that the Purchaser and Royal Gold are entering into this Agreement in reliance thereon, hereby makes the representations and warranties set forth in Schedule A1 to the Purchaser and Royal Gold on and as of the date of this Agreement and on and as of any other date required pursuant to this Agreement.

11.2                        Representations and Warranties of Thompson Creek

Thompson Creek, acknowledging that the Purchaser and Royal Gold are entering into this Agreement in reliance thereon, hereby makes the representations and warranties set forth in Schedule A2 to the Purchaser and Royal Gold on and as of the date of this Agreement and on and as of any other date required pursuant to this Agreement.

11.3                        Representations and Warranties of the Purchaser

The Purchaser, acknowledging that Vendor and Thompson Creek are entering into this Agreement in reliance thereon, hereby makes the representations and warranties set forth in Schedule A3 to Vendor and Thompson Creek on and as of the date of this Agreement.

11.4                        Representations and Warranties of Royal Gold

Royal Gold, acknowledging that Vendor and Thompson Creek are entering into this Agreement in reliance thereon, hereby makes the representations and warranties set forth in Schedule A4 to Vendor and Thompson Creek on and as of the date of this Agreement.

11.5                        Survival of Representations and Warranties

The representations and warranties set forth in Schedules A1, A2, A3 and A4 shall survive the execution and delivery of this Agreement for a term of five years following the payment of the final Scheduled Deposit.

11.6                        Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of Vendor to refer to the actual knowledge of any of the Chief Executive, Chief Financial and Chief Operating Officers of Thompson Creek.(3)

Article 12

VENDOR EVENTS OF DEFAULT

12.1                        Vendor Events of Default

Each of the following events or circumstances constitutes an event of default by Vendor (each, a “Vendor Event of Default”):

(a)                                  Vendor fails to sell and deliver Refined Gold to the Purchaser on the terms and conditions set forth in this Agreement within ten Business Days after receipt of notice from the Purchaser notifying Vendor of such default;

(b)                                 other than as provided in Section 12.1(a), Vendor is in breach or default of any terms or conditions, or any of its covenants or obligations, set forth in this Agreement or the Security Agreements in any material respect, which is incapable of being cured, or, if any such term, condition, covenant or obligation is capable of being cured, such breach or default is not remedied within a period of 30 days following delivery by the Purchaser to Vendor of written notice of such breach or default, or such longer period of time as the Purchaser may determine in its sole discretion;

(c)                                  the Vendor is in breach of Article 10;

(d)                                 if, prior to the Deposit Reduction Time, Vendor or any of its Affiliates defaults under any indebtedness and such default is not remedied within the cure period permitted under such indebtedness and materially adversely affects the financial condition of Vendor such that it impairs its ownership of the Milligan Project or its ability to operate the Milligan Project in the ordinary course; or

(e)                                  upon the occurrence of an Insolvency Event affecting Vendor.

12.2                        Remedies

(a)                                  If a Vendor Event of Default occurs and is continuing, the Purchaser shall have the right, upon written notice to Vendor, at its option, and in addition to and not in substitution for any other remedies available to it at law or in equity, to terminate this Agreement and demand from Vendor on 90 days notice the repayment of the uncredited balance of the Payment Deposit, as evidenced by the Deposit Record, without interest.

(3)  Potentially, officers of Vendor to be added.

(b)                                 For greater certainty, if the Purchaser does not exercise its right under Section 12.2(a), the obligation of Vendor or any successor on a realization hereunder shall continue in full force and effect.

Article 13

PURCHASER EVENTS OF DEFAULT

13.1                        Purchaser Events of Default

Each of the following events or circumstances constitutes an event of default by the Purchaser (each, a “Purchaser Event of Default”):

(a)                                  the Purchaser fails to pay for Refined Gold delivered to the Purchaser in accordance with Section 2.4 within 10 days of receipt of notice from Vendor notifying the Purchaser of such default;

(b)                                 subject to satisfaction of the conditions set forth in Section 5.3 and Schedule D, the Purchaser fails to pay any portion of the Payment Deposit to Vendor, within 10 days of receipt of notice from Vendor notifying the Purchaser of such default;

(c)                                  the Purchaser is in breach of Article 10;

(d)                                 the Purchaser is in breach or default of any of the terms or conditions, or any of its covenants or obligations, set forth in this Agreement in any material respect (other than a breach or default of the covenants or obligations referenced in Sections 13.1(a) and 13.1(b) above), which is incapable of being cured, or, if any such term, condition, covenant or obligation is capable of being cured, such breach or default is not remedied within a period of 30 days following delivery by the Vendor to Purchaser of written notice of such breach or default, or such longer period of time as the Vendor may determine in its sole discretion; or

(e)                                  upon the occurrence of an Insolvency Event affecting Purchaser.

13.2                        Remedies

In addition to Vendor’s rights and remedies available to it at law or in equity, if a Purchaser Event of Default described in Sections 13.1(a), 13.1(b) or 13.1(c) occurs and is continuing, Vendor shall have the right, upon written notice to the Purchaser, to suspend its obligations under this Agreement; provided, however, that those obligations that existed prior to the date of such written notice and such other provisions of this Agreement as are required to give effect thereto, shall not be suspended and provided that, if suspension is as a result of a Purchaser Event of Default for a breach of Article 10, the provisions of Article 7 shall also be suspended and Vendor shall not be obligated to sell or deliver any Refined Gold to the Purchaser during such suspension.  If the Purchaser cures the Purchaser Event of Default in full within 60 days, then Vendor’s obligations under this Agreement shall recommence as of the date the Purchaser cures the Purchaser Event of Default in full. If the Purchaser fails to cure the Purchaser Event of Default described in Sections 13.1(a) or 13.1(b) in full within 60 days then Vendor may elect at any time thereafter to suspend its obligations to deliver Refined Gold under this Agreement for the remainder of the Term of the Agreement, and thereupon the Purchaser shall only have the right or conversely, Vendor shall only have the obligation, to refund the uncredited portion of the

Payment Deposit, as evidenced by the Deposit Record, on the Default Deposit Reduction Date.  In addition, Purchaser shall indemnify Vendor, and save it harmless, on an after-tax basis, from and against any tax liability of Vendor to the extent that it arises (i) as a consequence of Vendor electing to suspend its obligations to deliver Refined Gold for the reminder of the Term of the Agreement, and (ii) in the taxation year of Vendor in which such suspension occurs.  If a Purchaser Event of Default under Sections 13.1(d) and 13.1(e) has occurred and is continuing, then Vendor shall have no right to terminate this Agreement, but it shall be entitled to all other remedies available to it at law or in equity.

Article 14

INDEMNITIES

14.1                        Indemnity of Purchaser

Subject to Section 14.4, the Vendor agrees to indemnify the Purchaser from and against, and to hold the Purchaser harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, expenses or disbursements of any kind whatsoever (collectively “Losses”) which may at any time be imposed on, incurred by or asserted against the Purchaser in any way to the extent relating to or arising out of (A) any breach by the Vendor or Thompson Creek or any misrepresentation or inaccuracy of any representation or warranty of the Vendor or Thompson Creek contained in this Agreement, including without limitation the representations and warranties set forth on Schedules A1 and A2 hereto, or in any document, instrument or agreement delivered pursuant hereto; (B) any breach, including breach due to non-performance, by the Vendor or Thompson Creek of any covenant or agreement to be performed by the Vendor or Thompson Creek contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto.

14.2                        Indemnity of Vendor

Subject to Section 14.4, the Purchaser agrees to indemnify the Vendor from and against, and to hold the Vendor harmless from, any and all Losses which may at any time be imposed on, incurred by or asserted against the Vendor in any way to the extent relating to or arising out of (A) any breach by the Purchaser or Royal Gold or any misrepresentation or inaccuracy of any representation or warranty of the Purchaser contained in this Agreement, including without limitation the representations and warranties set forth on Schedules A3 and A4 hereto, or in any document, instrument or agreement delivered pursuant hereto; and (B) any breach, including breach due to non-performance, by the Purchaser or Royal Gold of any covenant or agreement to be performed by the Purchaser or Royal Gold contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto.

14.3                        Limited Indemnity for Losses Related to Incidental Connection to Property

Subject to Section 14.4, the Vendor agrees to indemnify the Purchaser and Royal Gold from and against, and to hold the Purchaser and Royal Gold harmless from, any and all Losses which may at any time be imposed on, incurred by or asserted against the Purchaser and Royal Gold in any way to the extent relating to or arising out of (A) the failure of the Vendor or Thompson Creek to comply with any Applicable Law, including any Applicable Law relating to environmental protection and reclamation obligations, with respect to the Milligan Property; (B) the physical environmental condition of the Milligan Project and matters of health or safety related to the

Milligan Project or any action or claim brought with respect thereto; and (C) any actual or threatened withdrawal by any Governmental Authority of any material Approval under Environmental Laws which is necessary for the construction or operation of the Milligan Project, or any actual or threatened challenge by any person to any material Approval under Environmental Laws which is necessary for the construction or operation of the Milligan Project.  Vendor’s indemnification obligation pursuant to this Section 14.3 shall arise to the extent such Losses are direct, such as but not limited to Losses incurred from defending enforcement actions or defending lawsuits joined against Purchaser or Royal Gold.  Vendor’s indemnification obligation pursuant to this Section 14.3 shall not arise (i) where indemnification is available to Purchaser pursuant to Section 14.1, and (ii) where Losses are incidental or consequential to the occurrence of the matters listed in this Section 14.3 (A), (B) and (C), such as but not limited to lost profits from the resulting failure of Vendor to develop the Milligan Project, to extract or process Minerals, or to deliver or sell Minerals to an Offtaker.

14.4                        Limitations on Indemnification

Notwithstanding anything else to the contrary in this Article 14, in no event will either Party be liable to the other Party for:

(a)                                  any lost profits or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Agreement, even if advised of such potential damages; or

(b)                                 Losses directly arising from an Event of Force Majeure.

Article 15
INDEPENDENT ENGINEER; ADDITIONAL PAYMENT TERMS; DISPUTES

15.1                        Independent Engineer

(a)                                  Following the Effective Date, the Parties will select by mutual agreement an individual to serve as an independent engineer under this Agreement (the “Independent Engineer”). To the extent he is no longer available to perform the service or if agreed by the Purchaser and Vendor, a replacement Independent Engineer will be selected by the mutual agreement of the Purchaser and Vendor. If the Purchaser and Vendor cannot agree upon an initial Independent Engineer within 45 days following the date of this Agreement or a replacement Independent Engineer within 15 days after an existing Independent Engineer ceases to perform such service, the Independent Engineer shall be selected by the following procedure: the Purchaser will nominate three Qualified Candidates, one of which Vendor will elect within 10 days after Vendor shall have received notice of the Purchaser’s nomination, failing which the Purchaser shall appoint one of the nominees as the Independent Engineer. For purposes hereof, a “Qualified Candidate” shall mean an individual with not less than 15 years of relevant mineral engineering expertise in the precious metals industry. The Qualified Candidate will not have been a director, officer, employee of, or contractor or service provider to, or director, officer, beneficial owner or close relative of a beneficial owner of any contractor or service provider to the Purchaser or Vendor or any Affiliate thereof for a period of five years preceding his or her nomination by the Purchaser unless mutually agreed between the Purchaser and Vendor.

(b)                                 The regular retainer of the Independent Engineer shall be paid by the Purchaser. All incremental fees, costs and expenses of the Independent Engineer, including, without limitation, the costs related to reviewing data resulting from a proposed change to Project Costs or the Development Program, will be borne by Vendor.

15.2                        Payments

All payments of funds due by one Party to another under this Agreement shall be made in U.S. Dollars or such other currency as the Parties may agree from time to time in writing and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in writing from time to time.

15.3                        Overdue Payments and Set-Off

(a)                                  Any payment not made by a Party on or by any applicable payment date referred to in this Agreement shall incur interest from the due date until such payment or delivery is paid or made in full at a per annum rate equal to the LIBO Rate on the due date plus four percent, calculated and compounded monthly in arrears.

(b)                                 Any such overdue dollar amount owed to the Vendor under this Agreement may be set off against future Refined Gold owed to Purchaser based on the London Bullion Market Association afternoon price fix for gold on the date such dollar amount became overdue.

(c)                                  The value of any such overdue payment associated with Refined Gold owed to the Purchaser under this Agreement shall be based on the London Bullion Market Association afternoon fix for gold on the date such Refined Gold became overdue, and the Purchaser may elect to receive such overdue payment in Refined Gold or as a set off against future Gold Purchase Price payments owed to the Vendor under Section 2.5.

15.4                        Statement Disputes

(a)                                  If the Purchaser disputes any statement provided pursuant to Section 2.3, the number of ounces of Refined Gold to be Delivered in any Delivery of Refined Gold to the Purchaser hereunder, or the uncredited balance of the Payment Deposit set forth in any Deposit Record Report:

(i)                  the Purchaser may notify Vendor in writing (the “Dispute Notice”) of such dispute within one year from the date of delivery of the applicable Deposit Record Report (in the case of a dispute regarding the calculation of the uncredited balance of the Deposit Record) or the applicable statement under Section 2.3 (in the case of a dispute regarding any statement or the number of ounces of Refined Gold to be delivered to the Purchaser hereunder), as applicable (the “Dispute Period”);

(ii)               if the Purchaser and Vendor have not resolved the dispute within a 60-day period, then the Purchaser shall have the right during the ensuing 60 days to require Vendor to retain an Auditor to prepare a written report on the subject matter of the dispute (the “Auditor’s Report”);

(iii)            the Auditor shall have the same inspection rights as the Purchaser under Section 7.4(a) in order to prepare the Auditor’s Report and Vendor shall provide, or cause to be provided, to the Auditor any information reasonably requested by the Auditor to enable the auditor to prepare the Auditor’s Report;

(iv)           promptly following completion of the Auditor’s Report, Vendor will deliver a copy thereof to the Purchaser;

(v)              the cost of obtaining the Auditor’s Report shall be paid by the Purchaser unless the Auditor’s Report concludes that (i) in the case of a dispute regarding the number of ounces of Refined Gold to be delivered in any delivery of Refined Gold to the Purchaser hereunder, the number of ounces that should have been delivered by Vendor (in aggregate for all deliveries in dispute) was more than 5% greater than the actual number of ounces so delivered by Vendor, or (ii) in the case of a dispute regarding the calculation of the uncredited balance of the Payment Deposit in a Deposit Record Report, the correct uncredited balance of the Payment Deposit is more than 5% different from the amount reported by Vendor in the applicable Deposit Record Report, in each of which cases the cost of obtaining the Auditor’s Report shall be for the account of Vendor;

(vi)           if either Vendor or the Purchaser disputes the Auditor’s Report and such dispute is not resolved between the Parties within 10 days after the date of delivery of the Auditor’s Report, then such dispute may be resolved by arbitration in accordance with the arbitration provisions set out in Section 15.5 of this Agreement provided that such dispute must be referred to arbitration within 30 days after the end of such 10-day period; and

(vii)        if such dispute is not referred to arbitration within such 30-day period, then the Auditor’s Report will be deemed final and binding on the Parties;

(b)                                 If the Purchaser does not deliver a Dispute Notice within the applicable Dispute Period, then each statement provided pursuant to Section 2.3, the number of ounces of Refined Gold to be delivered in any delivery of Refined Gold to the Purchaser hereunder or the calculation of the uncredited balance of the Payment Deposit set forth in any Deposit Record Report, as applicable, will be deemed final and binding on the Parties after the expiry of the applicable Dispute Period.

(c)                                  Any matter in respect of which a Dispute Notice is delivered shall be resolved only pursuant to this Section 15.4 including, if applicable, an arbitration commenced in accordance with Section 15.4(a)(vi).

15.5                        Disputes and Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof which has not been resolved by the Parties in accordance with the procedures set out herein, if any, and within the time frames specified herein (or where no time frames are specified, within 15 days of the delivery of written notice by either Party of such dispute, controversy or claim), including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by binding arbitration, and any party may so refer such dispute, controversy or claim to binding arbitration. Such referral to binding arbitration shall be to a qualified single arbitrator pursuant to the Arbitration Rules, as may be amended from time to time, which rules shall govern such arbitration proceeding except to the extent modified by the rules for arbitration set out in Annex 1 and the discretion of the arbitrator thereunder.  The determination of such arbitrator shall be final and binding upon the Parties and the costs of such arbitration shall be as determined by the arbitrator.  Judgment on the award may be entered in any court having jurisdiction. This Section 15.5 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

Article 16
TAXES

16.1                        Taxes

(a)                                  Except as described in Section 16.1(c), all deliveries of Refined Gold or payments made by a Party shall be made without any deduction, withholding, charge or levy for or on account of any tax, duty or other charges of whatever nature imposed by any taxing or Governmental Authority, all of which shall be for the account of the Party making the delivery or payment.

(b)                                 The Parties acknowledge and agree that this Agreement and the purchase and sale transactions contemplated hereby are, and are intended to be, transactions for the purchase and sale of gold and the Parties do not intend this Agreement and the transactions contemplated hereby to constitute the purchase and sale of a resource property for Canadian legal and tax purposes.

(c)                                  If the Purchaser is an entity that is a non resident of Canada for the purposes of the Income Tax Act (Canada), the Purchaser shall indemnify the Vendor for any Canadian withholding on any amount paid or credited to the Purchaser as, on account or in lieu of payment of, or in satisfaction of a payment of Refined Gold or any other payment to be made to the Purchaser under this Agreement.  If the Vendor does withhold any amount, it shall provide written proof of any such withholding payment to the Purchaser.

Article 17
GENERAL

17.1                        Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this

Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

17.2                        Survival

The following provisions shall survive termination of this Agreement: 8.7, 12.2, 13.2, Article 14, 15.4, 15.5 and Sections [•] of each of the Security Agreements and such other provisions of this Agreement as are required to give effect thereto.

17.3                        No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship or fiduciary relationship between the Purchaser and Vendor under Canadian law.

17.4                        Governing Law

This Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws).  The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

17.5                        Notices

(a)                                  Unless otherwise specifically provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile transmission, with all necessary delivery charges fully prepaid (or in the case of a facsimile, upon confirmation of receipt), and addressed to the Party to whom directed at the following address:

(i)                  if to Vendor to:

[26 W. Dry Creek Circle
Suite 810
Littleton, CO  80120   USA
Attention:  ●]
Facsimile:  (303) 761-7420

with a copy, which shall not constitute notice, to:

Goodmans
Barristers and Solicitors
1900 — 355 Burrard Street
Vancouver, BC  V6C 2G8

(ii)               if to Thompson Creek to:

26 W. Dry Creek Circle
Suite 810
Littleton, CO  80120   USA
Attention:  ●
Facsimile:  (303) 761-7420

with a copy, which shall not constitute notice, to:

Goodmans
Barristers and Solicitors
1900 — 355 Burrard Street
Vancouver, BC  V6C 2G8

(iii)            if to the Purchaser to:

[RG Newco]

c/o Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000

Denver, CO 80202-1132 USA

Attention: Vice President and General Counsel

Facsimile: (303) 595-9385

with a copy, which shall not constitute notice, to:

Hogan Lovells US LLP

One Tabor Center

1200 Seventeenth Street, Suite 1500

Denver, CO 80202   USA

Attention:  Paul Hilton, Esq.

Facsimile:  (303) 899-7333

(iv)           if to Royal Gold, to:

Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000

Denver, CO 80202-1132 USA

Attention: Vice President and General Counsel

Facsimile: (303) 595-9385

with a copy, which shall not constitute notice, to:

Hogan Lovells US LLP

One Tabor Center

1200 Seventeenth Street, Suite 1500

Denver, CO 80202   USA

Attention:  Paul Hilton, Esq.

Facsimile:  (303) 899-7333

(b)                                 Any notice or other communication given in accordance with this section, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 pm at the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by facsimile transmission as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 pm at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

17.6                        [Reserved]

17.7                        Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties hereto.

17.8                        Beneficiaries; Successors and Assigns

This Agreement is for the sole benefit of the Parties and shall enure to the benefit of and be binding on their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

17.9                        Contests

The Vendor hereby consents to the Purchaser’s participation (at the Purchaser’s sole expense) to protect its interest and investment in any proceeding relating to any act of eminent domain, expropriation, confiscation, or nationalization of all or part of the Milligan Property.

17.10                 Entire Agreement

This Agreement, the Security Agreements and the Confidentiality Agreement together constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set forth in this Agreement, the Security Agreements or the Confidentiality Agreement.

17.11                 Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

17.12                 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

17.13                 Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic scan shall be effective as delivery of a manually executed counterpart of this Agreement.

17.14           Thompson Creek Guarantee

Thompson Creek hereby absolutely, unconditionally and irrevocably guarantees the prompt and complete performance of all of the terms, covenants, conditions and provisions to be performed by the Vendor pursuant to this Agreement, and shall perform such terms, covenants, conditions and provisions upon the default or non-performance thereof by the Vendor.

17.15           Royal Gold Guarantee

Royal Gold hereby absolutely, unconditionally and irrevocably guarantees the prompt and complete performance of all of the terms, covenants, conditions and provisions to be performed by the Purchaser pursuant to this Agreement, and shall perform such terms, covenants, conditions and provisions upon the default or non-performance thereof by the Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

[PURCHASER]

Per:
Name:
Title:

Per:
Name:
Title:

[VENDOR]

Per:
Name:
Title:

Per:
Name:
Title:

Solely in respect of Article 10 and Sections 11.4 and 17.14 hereof

ROYAL GOLD, INC.

Per:
Name:
Title:

Per:
Name:
Title:

Solely in respect of Article 10 and Sections 3.5, 11.4 and 17.15 hereof

THOMPSON CREEK METALS COMPANY INC.

Per:
Name:
Title:

Per:
Name:
Title:

ANNEX 1

ARBITRATION RULES

The following rules and procedures shall apply with respect to any matter to be arbitrated by the Parties in accordance with Section 15.5 of the Agreement.

1.     Initiation of Arbitration Proceedings

(a)           If any Party to this Agreement wishes to have any matter under this Agreement arbitrated in accordance with the provisions of this Agreement, it shall give notice to the other Party hereto specifying particulars of the matter or matters in dispute and proposing the name of the person it wishes to be the single arbitrator. Within 20 days after receipt of such notice, the other Party to this Agreement shall give notice to the first Party advising whether such Party accepts the arbitrator proposed by the first Party. If such notice is not given within such 20-day period, the other Party shall be deemed to have accepted the arbitrator proposed by the first Party. If the Parties do not agree upon a single arbitrator within such 20-day period such arbitrator shall be chosen by British Columbia International Commercial Arbitration Centre, Vancouver, British Columbia, at the written request of either Party.

(b)           The individual selected as Arbitrator shall be qualified by education and experience to decide the matter in dispute. The Arbitrator shall be at arm’s length from both Parties and shall not be a member of the audit or legal firm or firms who advise either Party or a person who is otherwise regularly retained by either of the Parties.

2.     Submission of Written Statements

(a)           Within 20 days of the appointment of the Arbitrator, the Party initiating the arbitration (the “Claimant”) shall send the other Party (the “Respondent”) a statement of claim setting out in sufficient detail the facts and any contentions of law on which it relies, and the relief that it claims.

(b)           Within 15 days of the receipt of the statement of claim, the Respondent shall send the Claimant a statement of defence stating in sufficient detail which of the facts and contentions of law in the statement of claim it admits or denies, on what grounds, and on what other facts and contentions of law the Respondent relies.

(c)           Within ten days of receipt of the statement of defence, the Claimant may send the Respondent a statement of reply.

(d)           All statements of claim, defence and reply shall be accompanied by copies (or, if they are especially voluminous, lists) of all essential documents on which the Party concerned relies and which have not previously been submitted by any Party, and (where practicable) by any relevant samples.

(e)           After submission of all the statements, the Arbitrator will give directions for the further conduct of the arbitration.

3.     Meetings and Hearings

(f)            The arbitration shall take place in Vancouver, British Columbia or in such other place as the Claimant and the Respondent shall agree upon in writing.

(g)           The arbitration shall be conducted in English unless otherwise agreed by such Parties and the Arbitrator.

(h)           All meetings and hearings will be in private unless the Parties otherwise agree.

(i)            Any Party may be represented at any meetings or hearings by legal counsel.

(j)            Each Party may examine, cross-examine and re-examine all witnesses at the arbitration.

4.     The Decision

(k)           The Arbitrator will make a decision in writing and, unless the Parties otherwise agree, will set out reasons for decision in the decision

(l)            The Arbitrator will send the decision to the Parties as soon as practicable after the conclusion of the final hearing, but in any event no later than 60 days thereafter, unless that time period is extended for a fixed period by the Arbitrator on written notice to each Party because of illness or other cause beyond the Arbitrator’s control.

(m)          The decision shall determine and award costs.

(n)           Any Party may appeal the decision of the Arbitrator on a question of law. In the event either Party initiates any court proceeding in respect of the decision of the Arbitrator or the matter arbitrated, such Party, if unsuccessful in the court proceeding, shall pay the other Party’s costs of such proceedings on a substantial indemnity basis.

5.     Jurisdiction and Powers of the Arbitrator

(o)           By submitting to arbitration under the Arbitration Rules, the Parties shall be taken to have conferred on the Arbitrator the following jurisdiction and powers, to be exercised at the Arbitrator’s discretion subject only to the Arbitration Rules and the relevant law with the object of ensuring the just, expeditious, economical and final determination of the dispute referred to arbitration.  Without limiting the jurisdiction of the Arbitrator at law, the Parties agree that the Arbitrator shall have jurisdiction to:

(i)            determine any question of law or fact arising in the arbitration;

(ii)           determine any question as to the Arbitrator’s jurisdiction;

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(iii)          determine any question of good faith, dishonesty or fraud arising in the dispute;

(iv)          order any Party to furnish further details of that Party’s case, in fact or in law;

(v)           proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with these Rules or with the Arbitrator’s orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitrator intends to do so;

(vi)          receive and take into account such written or oral evidence tendered by the Parties as the Arbitrator determines is relevant, whether or not strictly admissible in law;

(vii)         make one or more interim awards;

(viii)        hold meetings and hearings, and make a decision (including a final decision) in Vancouver, British Columbia or elsewhere with the concurrence of the Parties thereto;

(ix)           order the Parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or other evidence or classes of documents in their possession or power which the Arbitrator determines to be relevant;

(x)            award any remedy or relief that a court could order or grant in accordance with the Agreement, including, without limitation, specific performance of any obligation created under the Agreement, the issuance of an interim, interlocutory or permanent injunction, or the imposition of sanctions for abuse or frustration of the arbitration process; and

(xi)           make interim orders to secure all or part of any amount in dispute in the arbitration.

6.     Confidentiality

(p)           The arbitration, including any settlement discussions between the parties related to the subject matter of the arbitration, shall be conducted on a private and confidential basis and any and all information exchanged and disclosed during the course of the arbitration shall be used only for the purposes of the arbitration. Neither party shall communicate any information obtained or disclosed during the course of the arbitration to any third party except to those experts or consultants employed or retained by, or consulted about retention on behalf of, such party in connection with the arbitration and solely to the extent necessary for assisting in the arbitration, and only after such persons have agreed to be bound by these confidentiality conditions. In the event that disclosure of any information related to the arbitration is required to comply with Applicable Law or court order, the disclosing Party shall promptly notify the other Party of such disclosure, shall limit such disclosure limited to only that information so required to be disclosed

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and shall have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled.

(q)           The award of the Arbitrator and any reasons for the decision of the Arbitrator shall also be kept confidential except (i) as may reasonably be necessary to obtain enforcement thereof, (ii) for either Party to comply with its disclosure obligations under Applicable Law, (iii) to permit the parties to exercise properly their rights under the Arbitration Rules, and (iv) to the extent that disclosure is required to allow the Parties to consult with their professional advisors.

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Schedule A1 — Vendor Representations and Warranties

The Vendor hereby represents and warrants to the Purchaser as follows:

(a)           it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)           all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and the Security Agreements and performing its obligations hereunder and thereunder;

(c)           it has the requisite corporate power, capacity and authority to enter into this Agreement and the Security Agreements and to perform its obligations hereunder and thereunder;

(d)           this Agreement and the Security Agreements and the exercise of its rights and performance of its obligations hereunder and thereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)           it is not currently in breach or default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on or affecting any of its assets, and no event has occurred that with the passage of time would constitute such a breach or default, except in each case where the breach or default would not, or would not reasonably be expected to, have a Material Adverse Effect, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)            no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or any of the Security Agreements or the transactions contemplated hereby and thereby;

(g)           each of this Agreement and the Security Agreements has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinions provided pursuant to Section 4.1(c);

(h)           there is no Insolvency Event in respect of it, and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it;

(i)            other than the Haslinger Royalty, no person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement,

option, right of first refusal or right, title or interest, in or to all or any part of the Milligan Project or the gold produced from the Milligan Project;

(j)            all mining patents, fees and other amounts have been paid when due and payable and all other actions have been taken and all other obligations as are required to maintain the Milligan Project have been complied with, except where the failure to make a payment when due or take an action or perform an obligation would not be material to the Company;

(k)           it has obtained or been issued all licences, permits, Approvals (including environmental Approvals), authorizations, rights (including surface and access rights), privileges, concessions or franchises necessary for the construction and Development of the Milligan Project as contemplated by the Development Program, other than those that are not necessary on the date this representation and warranty is given and are expected to be obtained in the ordinary course of business by the time they are necessary, and such licences, permits, approvals, authorizations, rights, privileges, concessions or franchises the failure to have or obtain which will not, or will not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect, and to the knowledge its knowledge, other than the Nak’azdli Litigation, there are no facts or circumstances that might reasonably be expected to adversely affect the issuance of any such material licences, permits, Approvals (including environmental Approvals), authorizations, rights (including surface and access rights), privileges, concessions or franchises;

(l)            the Mineral Claims and Mining Leases referred to in Schedule B (the “Milligan Tenures”) constitute all of the rights that comprise its interest in the Mineral reserves and resources of the Milligan Project as of the date of this Agreement and it is the registered, recorded and beneficial owner of a 100% undivided interest in and to the Milligan Project, free and clear of all Encumbrances, except Permitted Encumbrances or as would not have, individually or in the aggregate, a Material Adverse Effect or materially affect the security interest of the Purchaser under any Security Agreement or other security document;

(m)          the Milligan Tenures are in full force and effect and it has complied in all respects with its obligations in respect thereof under Applicable Laws (including without limitation Environmental Laws) and the terms thereof except to the extent such non-compliance would not be reasonable expected to result in a Material Adverse Effect on the operation of the Milligan Project;

(n)           its right, title and interest in and to the Milligan Project is not subject to any Encumbrances, other than Permitted Encumbrances, except as would not reasonably be expected to have a Material Adverse Effect or materially affect the security interest of the Purchaser under any Security Agreement or other security document;

(o)           the maps attached hereto as Schedule B depict the location of the Milligan Project in all material respects;

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(p)           subject only to the rights of any Governmental Authority, no person is entitled to or has been granted any rent or royalty, or other payment in the nature of rent or royalty on or in respect of any Produced Gold other than Haslinger Royalty;

(q)           it has not received any notice of any expropriation proceeding or decision to expropriate all or any part of the Milligan Project, and it does not have knowledge of any expropriation proceeding pending or threatened against or affecting all or any part of the Milligan Project or of any discussions or negotiations which could lead to any such expropriation proceeding;

(r)            except as would not, or would not reasonably be expected to, have individually or in the aggregate, a Material Adverse Effect, conditions on and relating to the Milligan Project and the surface area or mining lots covered by the Milligan Project respecting all past and current operations conducted thereon by it are in material compliance with Applicable Laws (including without limitation Environmental Laws), and conditions on and relating to the Milligan Project and the surface area or mining lots covered by the Milligan Project respecting all past operations conducted thereon by persons other than the Vendor are, to its knowledge, in compliance in all material respects with Applicable Laws (including without limitation Environmental Laws);

(s)           other than the Nak’azdli Litigation, it has not been notified that it is a party or is subject to any action, suit, proceeding, investigation or claim affecting or pertaining to the Milligan Project or any part thereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, to its knowledge, no such action, suit, proceeding, investigation or claim is threatened or outstanding;

(t)            neither it nor the Milligan Project, nor any part thereof, is subject to any outstanding judgment, order, writ, injunction or decree that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(u)           it enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person;

(v)           except for Permitted Encumbrances, the Vendor has not granted, nor agreed to grant, an Encumbrance affecting or in the Minerals or the Milligan Project, or any part thereof, to any person other than to the Purchaser;

(w)          the Technical Reports are accurate in all material respects and do not contain a misrepresentation.  The Technical Reports were prepared in accordance with Canadian industry standards set forth in NI 43-101 and the information contained in the Technical Reports was, at the time of delivery thereof, complete and accurate in all material respects and there has occurred no change to such information since the date of delivery thereof other than any change that would not reasonably be expected to have a Material Adverse Effect; and

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(x)            since December 31, 2009, neither the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operation or results of operations of the Vendor, have been affected by any change, effect, event or occurrence (whether or not insured against) which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

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Schedule A2 — Thompson Creek Representations and Warranties

Thompson Creek hereby represents and warrants to the Purchaser as follows:

(a)           it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)           all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)           it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)           this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Thompson Creek or the performance of its obligations under this Agreement;

(e)           it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)            no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby;

(g)           this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinion provided pursuant to Section 4.1(c);

(h)           it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(i)            it enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.

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Schedule A3 — Purchaser Representations and Warranties

Purchaser hereby represents and warrants to the Vendor and Thompson Creek as follows:

(a)           it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)           all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)           it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)           this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser or the performance of its obligations under this Agreement;

(e)           it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)            no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby;

(g)           this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinion provided pursuant to Section 4.2(c);

(h)           it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(i)            it enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.

Schedule A4 — Royal Gold Representations and Warranties

Royal Gold hereby represents and warrants to the Vendor and Thompson Creek as follows:

(a)                                  it is a company validly existing and in good standing under the laws of State of Delaware;

(b)                                 all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)                                 this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its charter or bylaws, or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser or the performance of its obligations under this Agreement;

(e)                                  it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)                                    no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby;

(g)                                 this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinion provided pursuant to Section 4.2(c);

(h)                                 it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(i)                                     it enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.

Schedule B — Description of Milligan Property (with Maps)

Schedule C1 — Form of Security Agreement for Milligan Property

[To be Settled]

Schedule C2 — Form of Security Agreement for Personal Property

[To be settled]

Schedule C3 — Form of Security Agreement — Floating Charge

[To be Settled]

Schedule D — Development Program and Scheduled Deposits

1.               Development Program: The Vendor shall deliver the Development Program to the Purchaser and the Independent Engineer at least 30 days prior to the first Scheduled Deposit.

2.               Modifications to the Development Program:  The Vendor and Purchaser acknowledge that the Development Program may require modifications throughout Development.  Immediately when known, the Vendor shall provide the Independent Engineer and Purchaser written notice of any material change to the Development Program and reconcile the changes in a report.  The Independent Engineer shall review and provide to the Purchaser an opinion as to whether such changes are reasonable and shall keep a record of the current and prior Development Program.

3.               Basis for making Scheduled Payments:

a.               Promptly when received, the Independent Engineer shall review the Development Program and will establish a method for tracking the overall Project Costs in consultation with the Vendor and the Purchaser;

b.              The Independent Engineer shall keep a record of all funding sources and the calculations of the Independent Engineer shall represent the definitive record of the Purchaser’s Pro Rata Share of Funding;

c.               The Purchaser shall contribute Scheduled Payments no more frequently than every 30 days in an amount consistent with the Purchaser’s Pro Rata Share of Funding after accounting for the use of proceeds contemplated in the relevant Deposit Event along with all proceeds concurrently being funded by Vendor and third parties for the Development Program, payable in accordance with each Deposit Event;

d.              Notwithstanding any other provision of this Agreement, Purchaser’s obligation to make a Scheduled Payment shall be suspended if:

i.                  Vendor has not delivered to Purchaser copies of executed Mineral Offtake Agreements representing at least 75% of the Minerals projected to be produced during the first five years of operation of the Milligan Project, and at such time as the Development has surpassed the cumulative investment of 50% of Project Costs; or

ii.               after March 31, 2011, the Vendor shall have failed to obtain and keep in good standing the Fishery and Oceans Permits.

e.               If Purchaser’s obligation to make Scheduled Payments are suspended in accordance with 3.d.i. or 3.d.ii. above, Purchaser will make a Scheduled Payment in the amount to regain the Purchaser’s Pro Rata Share of Funding on the Deposit Event occurring subsequent to the time that the Vendor satisfies the conditions set forth in 3.d.i. or 3.d.ii. above (a “Catch-Up Payment”).  Interest shall accrue on any Catch-Up Payment from the date the Scheduled Payments are suspended at an interest rate equivalent to the average three month United States Treasury bill yield, as quoted daily in the Wall Street Journal during such suspension, compounded annually, and shall be paid with the Catch-Up Payment.  The “Fishery and Oceans Permits” means (i) an authorization pursuant to section 35(2) of the Fisheries Act for the harmful alteration, disruption or destruction of fish habitat in respect of tailings impoundment area for the Milligan Project as described in the Milligan Report, and (ii) the addition of the area of the tailings impoundment area for the Milligan Project as described in the Milligan Report to Schedule 2 to the Metal Mining Effluent Regulations for the purposes of section 5(1) thereof, and the approval pursuant to section 27.1(1) of the Metal Mining Effluent Regulations of a habitat compensation plan for such tailings impoundment area that complies with the requirements of section 27.1 of the Metal Mining Effluent Regulations.

f.                 Notwithstanding anything to the contrary, if Vendor completes the Development, Vendor will be entitled to establish a Deposit Event for the outstanding balance of Scheduled Deposits that have not been funded to date.

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Schedule E — Permitted Encumbrances

Personal Property Registry (BC)	Base Registration No.: 166686D Registration Date: August 8, 2006 Registration Length: 5 years Secured Party: Canadian Imperial Bank of Commerce Debtor(s): Terrane Metals Corp.

Base Registration No.: 262518D Registration Date: September 27, 2006 Registration Length: Infinity Secured Party: Kennecott Canada Exploration Inc Debtor(s): Terrane Metals Corp.

Base Registration No.: 478928E Registration Date: July 15, 2008 Registration Length: 5 years Secured Party: Bank of Montreal, as Administrative Agent Debtor(s): Terrane Metals Corp.

Base Registration No.: 605381F Registration Date: June 10, 2010 Registration Length: 4 years Secured Party: Key Lease Canada Ltd. Debtor(s): Terrane Metals Corp.

Base Registration No.: 605397F Registration Date: June 10, 2010 Registration Length: 4 years Secured Party: Key Lease Canada Ltd. Debtor(s): Terrane Metals Corp.

Personal Property Registry (Nunavut)	Registration No.: 123380 Registration Date: July 30, 2008 Registration Length: 5 years Secured Parties: Bank of Montreal, as Administrative Agent, Bank of Montreal Debtor(s): Terrane Metals Corp.

Personal Property Registry (Yukon)

Registration No.: 2008/07/30 14865
Registration Date: July 30, 2008
Registration Length: 5 years
Secured Parties: Bank of Montreal, as Administrative Agent, Bank of Montreal
Debtor(s): Terrane Metals Corp.

Personal Property Registry (Northwest Territories)	Registration No.: 625251 Registration Date: July 30, 2008 Registration Length: 5 years Secured Parties: Bank of Montreal, as Administrative Agent, Bank of Montreal Debtor(s): Terrane Metals Corp.

Schedule F — Provisional Payment Illustration

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Schedule 1 — Royal Gold Representations and Warranties

Royal Gold hereby represents and warrants to the Vendor and Thompson Creek as follows:

(a)                                  it is a company validly existing and in good standing under the laws of State of Delaware;

(b)                                  all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this letter agreement and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this letter agreement and to perform its obligations hereunder;

(d)                                  this letter agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its charter or bylaws, or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Royal Gold or the performance of its obligations under this Agreement;

(e)                                  it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)                                    no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this letter agreement or the transactions contemplated hereby;

(g)                                 this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinion provided pursuant to Section 4.2(c) of Exhibit 1;

(h)                                 it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(i)                                    it enters into and performs this letter agreement on its own account and not as trustee or a nominee of any other person.

Schedule 2 — Thompson Creek Representations and Warranties

Thompson Creek hereby represents and warrants to the Purchaser as follows:

(a)                                  it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)                                  all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this letter agreement and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this letter agreement and to perform its obligations hereunder;

(d)                                  this letter agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Thompson Creek or the performance of its obligations under this letter agreement;

(e)                                  it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)                                    no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this letter agreement or the transactions contemplated hereby;

(g)                                 this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinion provided pursuant to Section 4.1(c) of Exhibit 1;

(h)                                 it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(i)                                    it enters into and performs this letter agreement on its own account and not as trustee or a nominee of any other person.

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